EXECUTION VERSION

TRANSITIONAL SERVICES AGREEMENT

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ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnification	22
Section 5.2 Indemnification Procedures	23
Section 5.3 Losses Net of Insurance, Etc.	24
Section 5.4 No Right of Set-Off	25
Section 5.5 Sole Remedy/Waiver	25
Section 5.6 Other Indemnities	25
Section 5.7 Limitation on Liability	25

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidentiality	26

ARTICLE VII

TERM; TERMINATION

Section 7.1 Term	28
Section 7.2 Termination	29
Section 7.3 Survival	30

ARTICLE VIII

STEERING COMMITTEE; DISPUTE RESOLUTION

Section 8.1 TSA Steering Committee	30
Section 8.2 Dispute Resolution	31

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices	32
Section 9.2 Amendment; Waiver	33
Section 9.3 Assignment	33
Section 9.4 No Solicitation	33
Section 9.5 Entire Agreement	33
Section 9.6 Fulfillment of Obligations	34
Section 9.7 Parties in Interest	34
Section 9.8 Expenses	34
Section 9.9 Governing Law; Jurisdiction	34
Section 9.10 Counterparts	35

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Section 9.11 Headings	35
Section 9.12 Severability	35
Section 9.13 Rules of COnstruction	35
Section 9.14 Affiliate Status	35
Section 9.15 Force Majeure	35

iii

TRANSITIONAL SERVICES AGREEMENT
This Transitional Services Agreement (this “Agreement”) is made and entered into as of the 3rd day of February, 2017 (the “Effective Date”) between Pfizer Inc., a Delaware corporation, (“Seller Parent”), and ICU Medical, Inc., a Delaware corporation (“Purchaser”) (each, a “Party” and together, the “Parties”).
W I T N E S S E T H:
WHEREAS, Seller Parent and Purchaser are parties to that certain Amended and Restated Stock and Asset Purchase Agreement, dated as of January 5, 2017 (the “Purchase Agreement”), and have agreed, pursuant to the Purchase Agreement, to enter into certain Ancillary Agreements, including this Agreement; and
WHEREAS, pursuant to this Agreement, Seller Parent shall render, or cause its Affiliates or, to the extent permitted hereunder, third parties to render, certain services on an interim basis after the Closing with respect to Purchaser’s operation of the Business, Purchased Assets and the Conveyed Subsidiaries, subject to, and in accordance with, the terms of this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS

Section 1.1Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Agreement, including as specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
“Additional Service” has the meaning set forth in Section 2.3(d).
“Agency Services Addendum” means that certain Agency Services Addendum that serves as a supplement to this Agreement with respect to Agency Services (as defined therein) and attached as Addendum 1.
“Breaching Party” has the meaning set forth in Section 7.2(b).
“Canada Distribution Services Agreement” means that certain Canada Distribution Services Agreement, dated as of the Effective Date, between Hospira Healthcare Corporation and ICU Medical Canada Inc.

“Cap” has the meaning set forth in Section 3.1(c).
“Collateral Source” has the meaning set forth in Section 5.3.
“Commission Payments” shall mean those payments made between local Seller Parent Affiliates and local Purchaser Affiliates, as provided in an Interim Business Agreement or the Agency Services Addendum.
“Compliance Concern” has the meaning set forth in Section 2.9(b).
“Confidential Information” has the meaning set forth in Section 6.1(a).
“Designee” means a Purchaser Designee to whom Purchaser is permitted to and has assigned the right to receive Services under Section 10.3(b) of the Purchase Agreement to provide Services under this Agreement.
“Distribution Services Addendum” means that certain Distribution Services Addendum that serves as a supplement to this Agreement with respect to Distribution Services (as defined therein) and attached as Addendum 2.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Enabling Function Services” means the following categories of services: finance, business technology, regulatory, human resources, global operations, procurement, quality and global commercial operations.
“Erroneously Transferred Data” has the meaning set forth in Section 2.12(d).
“Excluded Services” has the meaning set forth in Section 2.1(c).
“Extended Period” has the meaning set forth in Section 7.1.
“Fundamental Obligation” has the meaning set forth in Section 2.2(a)(ii).
“Indemnified Party” has the meaning set forth in Section 5.2(a).
“Indemnifying Party” has the meaning set forth in Section 5.2(a).
“Interim Business Agreement” means any interim business agreement entered into between the Parties or their respective Affiliates and, where applicable, an Importer (as defined in such interim business agreement), substantially in the form set forth as Exhibit C.
“Logistics Services Addendum” means that certain Logistics Services Addendum that serves as a supplement to this Agreement with respect to Logistics Services (as defined therein) and attached as Addendum 3.
“Monthly Working Capital Prepayment” has the meaning set forth in Section 3.5.

“Net Economic Benefit Agreement” means that certain letter agreement regarding the Net Economic Benefit Arrangement, dated as of the Effective Date, between Seller Parent and Purchaser.
“Non-Breaching Party” has the meaning set forth in Section 7.2(b).
“Omitted Service” has the meaning set forth in Section 2.3(c).
“Out-of-Pocket Costs” has the meaning set forth in Section 3.1(b).
“Party” has the meaning set forth in the preamble to this Agreement.
“Proceeding” has the meaning set forth in Section 9.9(b).
“Proposed Change” has the meaning set forth in Section 8.1(d).
“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
“Purchaser” has the meaning set forth in the preamble to this Agreement.
“Purchaser Indemnified Party” has the meaning set forth in Section 5.1(b).
“Purchaser SteerCo Lead” has the meaning set forth in Section 8.1(b).
“Representative” has the meaning set forth in Section 6.1(a).
“Required Technology” has the meaning set forth in Section 2.12(b).
“Reverse Transition Services Agreement” means that certain Reverse Transitional Services Agreement, dated as of the Effective Date, between the Parties.
“Seller Parent” has the meaning set forth in the preamble to this Agreement.
“Seller Parent Indemnified Party” has the meaning set forth in Section 5.1(a).
"Seller Parent Managed Control or Process" has the meaning set forth in Section 2.13.
“Seller Parent SteerCo Lead” has the meaning set forth in Section 8.1(b).
“Service Exit Costs” means costs and expenses incurred by or on behalf of Seller Parent and its Affiliates in connection with planning and executing migration of Services to Purchaser or a third party service provider, including data extraction, final data migration and decommissioning or removal of any changes made to facilitate the provision of Services hereunder, but excluding costs and expenses that would have been incurred by Seller Parent or its Affiliates after the Closing irrespective of whether this Agreement or the Purchase Agreement is entered into by the Parties.
“Service Fee” has the meaning set forth in Section 3.1(a).

“Service Functional Lead” has the meaning set forth in Section 2.6.
“Service Noncompliance” has the meaning set forth in Section 2.2(a)(i).
“Service Period” has the meaning set forth in Section 7.1.
“Services” has the meaning set forth in Section 2.1.
“Set-Up Costs” means costs and expenses incurred by or on behalf of Seller Parent and its Affiliates after the Effective Date in connection with preparation activities to make the Services available to Purchaser, but excluding costs and expenses that would have been incurred by Seller Parent or its Affiliates after the Closing irrespective of whether this Agreement or the Purchase Agreement is entered into by the Parties.
“SteerCo Leads” has the meaning set forth in Section 8.1(b).
“Term” has the meaning set forth in Section 7.1.
“Third Party Claim” has the meaning set forth in Section 5.2(a).
“Transition Plan” has the meaning set forth in Section 2.7.
“Transition Representative” has the meaning set forth in Section 2.6.
“Treasury Policy, Procedure or Practice” has the meaning set forth in Section 2.14.
“TSA Steering Committee” has the meaning set forth in Section 8.1(a).
“Working Capital Prepayment” has the meaning set forth in Section 3.5.
Section 1.2 Other Definitional Provisions.
(a)The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole, including all Exhibits, and not to any particular provision of this Agreement and the words “date hereof” shall refer to the date of this Agreement.

(b)The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)The terms “dollars” and “$” shall mean United States of America dollars.

(d)Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e)When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or Exhibit to, this Agreement unless otherwise indicated.

(f)Any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations and published interpretations thereof; provided that, for purposes of any of the representations or warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, modified and/or supplemented and to regulations thereunder, and published interpretations thereof, in each case as of such specified date or dates.

(g)Any reference to “writing” or comparable expressions includes a reference to facsimile transmission, email or comparable means of communication.

(h)Where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Parties or their respective Representatives (as defined in Section 6.1, below) including, in the case of “made available” to Purchaser, material that has been posted in the “data room” (virtual or otherwise) established by Seller Parent.

(i)Reference to “day” or “days” are to calendar days.

(j)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE II

SERVICES; STANDARD OF PERFORMANCE

Section 2.1 Services. Subject to the terms and conditions of this Agreement, Seller Parent shall provide to Purchaser, its Affiliates or, subject to Section 10.3(b) of the Purchase Agreement, other Designee the services identified in the letter agreement between the Parties (the “Services Letter”) (including any services identified therein in connection with the Logistics Services Addendum, Distribution Services Addendum, Agency Services Addendum or any Interim Business Agreement), as such Services Letter may be supplemented or modified from time to time in accordance with the provisions of this Agreement, including pursuant to Section 2.3(c) (the “Services”).

(a)In addition to the Services, Seller Parent shall provide to Purchaser, its Affiliates or other Designee certain quality and regulatory oversight services set forth on Exhibit A.

(b)The Parties hereby acknowledge that the Parties may identify certain business initiative projects to support changes in Purchaser’s business operations that require modification to existing Seller Parent business applications, and the Parties shall, as soon as practicable after Seller Parent receives from Purchaser a description of the proposed project, including the intended project goals, scope and other requirements and dependencies necessary to determine costs and duration (but in no event later than sixty (60) days following such receipt), negotiate the commercial terms for the provision of services in respect of such projects, cooperate to minimize the burden on Seller Parent with respect to conducting the projects, including by leveraging Purchaser’s own applicable resources and determine the costs and fees to be paid by Purchaser in a manner reasonably consistent with the methodology used to determine the costs and fees for similar BT Services set forth in the Services Letter as of the Effective Date (if applicable), and which services, following mutual written agreement thereto, will then become part of the Services Letter and shall be at Purchaser’s sole cost and expense. For clarity, any such project shall not be subject to the Cap.

(c)For the avoidance of doubt, the Services shall exclude the services identified in Exhibit B (the “Excluded Services”). The provision to the Business of the Excluded Services shall be discontinued as of the Closing Date.

Section 2.2Standard of Performance.

(a)Seller Parent shall provide the Services with reasonable skill and care. Notwithstanding the foregoing, the provision of the Services shall be consistent in all material respects with the level of skill, care and service as is provided to the Business during the twelve (12) month period immediately prior to the Effective Date.

(i)For the purposes of this Agreement, the term “Service Noncompliance” shall mean, subject to Section 2.5, Seller Parent’s failure to provide the Services in the manner set forth in this Section 2.2(a) after receipt of written notice from Purchaser specifying the details of such noncompliance and Seller Parent’s failure to cure such noncompliance as soon as reasonably practicable following Seller Parent’s receipt of such notice, but in any event within five (5) Business Days following Seller Parent’s receipt of such notice (or such shorter period of time if reasonably possible and required for Purchaser to comply with applicable Law); provided that, a Service Noncompliance shall be deemed to not occur to the extent that Seller Parent is not able to provide the Services either as a direct result of (1) a force majeure event under Section 9.15 or (2) Purchaser’s breach of this Agreement; and provided further that the failure to cure such Service Noncompliance shall not be a breach hereunder, and instead, shall be referred by the Parties to the SteerCo Leads in accordance with Section 3.1(e).

(ii)Notwithstanding the foregoing, to the extent a Service Noncompliance causes Purchaser to not be able to comply with any obligation under applicable Law (including, by way of example only, SEC reporting obligations) (each such obligation, a “Fundamental Obligation”) Seller Parent shall use reasonable best efforts to cure such Service Noncompliance within five (5) Business Days following Seller Parent’s receipt of written notice of such Service Noncompliance (or as soon as reasonably practicable thereafter).

(b)Seller Parent shall have the right to perform its obligations under this Agreement through one or more of its Affiliates, and each of the foregoing may hire third party service providers, subcontractors and consultants to perform any of Seller Parent’s obligations hereunder, including to provide all or part of any Service hereunder; provided that designation of any Affiliate or such third parties shall not limit or diminish the obligations of Seller Parent, and Seller Parent shall in all cases retain responsibility for the provision to Purchaser of the Services in accordance with this Agreement.

(c)As between the Parties, except as otherwise agreed by the Parties in writing and subject to Section 2.2(a) and Section 2.2(b), Seller Parent shall have sole discretion and authority with respect to designating, employing, assigning, compensating and discharging personnel, third party service providers, subcontractors and consultants in connection with performance of the Services and notwithstanding anything to the contrary herein, in no event shall Seller Parent be obligated under this Agreement to retain or hire any specific personnel, third party service providers, subcontractors or consultants, acquire any equipment or technology, expand or modify any facilities or incur any capital expenditures, unless Seller Parent agrees, in its sole discretion, to do so, and Purchaser agrees to bear all related costs and expenses in accordance with the terms hereof. Notwithstanding anything to the contrary herein, and for clarity, in no event shall Seller Parent or its Affiliates have any obligation to favor operation of the Business over its own business operations or those of its Affiliates.

Section 2.3Service Changes.

(a)If Purchaser desires to increase the scope or volume of any Services in any material respect beyond the scope or volume of such Service as provided by Seller Parent to the Business in the ordinary course during the twelve (12) month period immediately prior to the Effective Date, Purchaser shall provide a written request to Seller Parent for such increase in scope or volume of the Services, and Seller Parent shall only be required to provide such increase in scope or volume of the Services if (i) such increase arises from organic growth of the Business (as opposed to mergers, acquisitions, consolidations or reorganizations) or changes to the operation of the Business to separate the Business from the Retained Businesses, (ii) such increased scope or volume of Services does not materially adversely affect any of Seller Parent’s other obligations and commitments (including its and its Affiliates’ business operations) and would not require Seller Parent to provide any Services that it cannot reasonably provide using its then-current ordinary course resources and capabilities, and (iii) all costs and expenses incurred in providing such increased scope or volume of Services are borne by Purchaser, provided, that, in the case of any increase in the scope or volume of a Service that is an Enabling Function Service, such costs and expenses will be subject to the Cap except to the extent that such increase in scope or volume would materially increase the cost of providing the Services beyond what was reasonably expected as of the Effective Date, in which case, the incremental cost resulting from the increase in scope or volume of the applicable Services will be borne by Purchaser and will not be taken into account for purposes of the Cap.

(b)If Purchaser desires to change the location in which any Service is provided to Purchaser from the location in which such Service was provided by Seller Parent to the Business in the ordinary course as of the Effective Date, Purchaser shall provide a written request to Seller Parent for such change of locations, and Seller Parent shall only be required to provide the applicable Service to the new location if (i) such change (1) is required by applicable Law, (2) does not materially adversely affect any of Seller Parent’s other obligations or commitments and would not require Seller Parent to provide any Services that it cannot reasonably provide using its then-current ordinary course resources and capabilities or (3) is necessary in connection with the exit of the Services in accordance with the Transition Plan, and (ii) all costs and expenses incurred in changing the location of the applicable Service (under the foregoing clause (i)(1), (i)(2) or (i)(3)) shall be borne by Purchaser (and, for clarity, shall not be subject to the Cap).

(c)If, at any time during the Term, Purchaser identifies any service that (i) was provided to the Business during the twelve (12) month period immediately prior to the Effective Date and is reasonably necessary for its operation as conducted as of the Effective Date, or (ii) is reasonably necessary and required to support the Business under and in connection with any Interim Business Agreement, and is not included on the Services Letter (an “Omitted Service”), then the Parties will amend the Services Letter to add such service, including the related duration and fee structure, in which case such Omitted Service will be deemed a Service hereunder. For clarity, the Parties’ failure to reach agreement on the duration and fee structure (if any) applicable to any Omitted Service shall not relieve Seller Parent of its obligation to provide such Omitted Services to Purchaser prior to such agreement being reached; provided that, in the event of such a disagreement, Purchaser shall pay Seller Parent for such Omitted Service based on the fee structure that Seller Parent reasonably believes should apply to such Service based on metrics or costs for similar Services already included on the Services Letter (which Seller Parent shall provide to Purchaser in writing) until an agreement has been reached, and promptly following such agreement, Seller Parent shall be compensated for any underpayment, or Purchaser shall be reimbursed for any overpayment, (as applicable) based on such agreed upon fee structure for the Omitted Services performed ). All fees, costs and expenses associated with any such Omitted Service that is an Enabling Function Service shall be subject to the Cap.

(d)If the Parties identify any additional service that is not described or included on the Services Letter and is not an Omitted Service (an “Additional Service”), then, upon mutual agreement by the Parties with respect to the scope, duration and fee structure (if any) applicable to such Additional Service, as the case may be, the Parties will amend the Services Letter to reflect such Additional Service, as the case may be, and associated terms and conditions, in which case such Additional Service will be deemed a Service hereunder. For clarity, Seller Parent shall have no obligation to provide the Additional Service unless and until the Parties agree on all associated terms and conditions. Notwithstanding anything to the contrary herein, no Additional Services will be taken into account for purposes of the Cap.

(e)Subject to Seller Parent’s obligations under Section 2.2(a), Seller Parent may make changes from time to time in the manner of performing the Services if (i) (1) such changes are required by applicable Law, or (2) such changes are necessitated by the sale of the Business to Purchaser or the transactions contemplated by the Purchase Agreement (including the extraction of the Business from Seller Parent’s continuing operations) and (ii) in the case of clause (i)(2), such changes do not adversely affect the quality or availability of Services or increase the cost and expense of using such Services or accessing such Facilities; provided that, with respect to the foregoing subsections (i) and (ii), Seller Parent shall provide Purchaser with reasonable advance prior written notice of any such changes as promptly as, and to the extent, reasonably practicable and, with respect to foregoing clause (i)(1), Seller Parent shall devise and perform a mutually acceptable alternative arrangement for the provision of the impacted Service.

Section 2.4Protection of Seller Parent’s and its Affiliates’ Information Systems.

(a)If, in order for Seller Parent to provide any Services under this Agreement, it is necessary or advisable to take any steps to facilitate the provision of such Services, including information technology connections or firewalls that would not otherwise have been established in the absence of the provision of such Services, the costs and expenses of taking such steps shall be borne by Purchaser (and for clarity, such costs and expenses shall be deemed to be Set-Up Costs hereunder) and upon Seller Parent’s reasonable request, Purchaser shall cooperate in connection with such activities, provided that if such costs and expenses for any related equipment are deemed to be long-term capital expenditures for the Business, then such related equipment shall become the property of Purchaser if the full cost of such equipment was borne by Purchaser. In connection therewith, Purchaser shall have the right, but not the obligation, to (i) obtain all right, title and interest (free and clear of any and all Liens, other than Permitted Liens) in, to and under such equipment by delivery of written notice thereof to Seller Parent at or immediately prior to expiration of the Service Period, or termination of the Service, during or for which such equipment was utilized and (ii) take delivery thereof at Purchaser’s sole cost and expense as well as any costs associated with removing data of the Retained Businesses. Upon receipt of such notice, Seller Parent shall, as soon as reasonably practicable, disassemble, package, make ready for shipment and store such equipment in accordance with a plan mutually acceptable to the Parties.  For clarity, Purchaser shall be solely responsible for arranging for shipment and paying the cost and insurance for transporting such equipment to Purchaser’s designated delivery location.

(b)In providing information technology Services to Purchaser, Seller Parent shall be permitted to implement reasonable processes to ensure that there will be no greater threat to Seller Parent’s and its Affiliates’ information technology operating environment than would exist in the absence of the provision of such Services and upon Seller Parent’s request, Purchaser shall cooperate with Seller Parent in connection therewith and shall implement such processes.

Section 2.5Third Party Terms and Conditions; Consents. Purchaser hereby acknowledges and agrees that the Services provided by Seller Parent through third party service providers, subcontractors or consultants, or using third party assets, including third party Intellectual Property, are subject to the terms and conditions of any applicable agreements with such third parties. Additionally, Purchaser shall cooperate with and assist Seller Parent in obtaining any consent, authorization, order or approval of, or any exemption by, any third party required to be obtained or made by Seller Parent (or its Affiliates or third party service providers, subcontractors or consultants) for the performance of Seller Parent’s obligations under this Agreement; provided that (a) the Parties shall use commercially reasonable efforts to secure such consents, authorizations, orders or approvals (provided that Seller Parent shall not be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any such Person) and (b) if any costs or expenses must be incurred or monies must be expended to pay for a consent, authorization, order, approval or exemption, or for the assignment of, a license or other rights to, or for the purchase of any Intellectual Property or other assets to provide the Services to Purchaser, such costs and expenses shall be shared equally by Seller Parent and Purchaser. Notwithstanding the foregoing, if Seller Parent is unable to obtain any required consents, authorizations, orders, approvals or exemptions needed to provide the Services to Purchaser, then (i) if and to the extent an Enabling Function Service is affected, then Seller Parent shall perform an alternative arrangement and bear any additional costs and expenses incurred in the performance of such alternative arrangement, and (ii) if a Service other than an Enabling Function Service is affected, then the Parties shall (1) negotiate in good faith reasonable modifications of or alternative arrangements to the Services such that such consents, authorizations, orders, approvals or exemptions are not required and (2) implement such modifications. Seller Parent shall not be in breach of this Agreement as a result of any non-performance of, or other effect upon, any applicable Services as a result of any failure to obtain any such consent, authorization, order, approval or exemption, so long as it has complied with this Section 2.5. For the avoidance of doubt, if any consent, authorization, order, approval or exemption is required to be obtained or made with respect to any third party relationship of Purchaser or its Affiliates for the receipt of Services, Purchaser shall be solely responsible for obtaining any such consent, authorization, order, approval or exemption, at its sole cost and expense.

Section 2.6Transition Representatives. Each Party shall designate an individual to be the primary liaison between the Parties for the transition of the Business and the provision of and the transfer of responsibility for the Services (each, a “Transition Representative”). Each Party shall also designate individuals to be the primary representative for such Party with respect to each of the functional areas of the Services (e.g., information technology, finance, etc.) (each, a “Service Functional Lead”). The Parties agree that any issues arising under this Agreement in relation to a particular Service will be raised first by the Service Functional Lead responsible for the functional area of the relevant Service before being referred to the Transition Representatives. The Transition Representatives, or each of their respective designees, shall meet regularly in person, telephonically, or as they otherwise agree at least monthly during the Term, to discuss any issues arising under this Agreement that have not been resolved locally and the need for any modifications or additions hereto. Upon written notice or notice by email, either Party may replace its Transition Representative or Service Functional Lead with an individual who has a comparable level of responsibility within its respective Party.

Section 2.7Transitional Nature of Services; Transition Plan and Assistance. The Parties hereby acknowledge the transitional nature of the Services. Accordingly, Purchaser agrees to use commercially reasonable efforts to transition each Service to its own internal organization or obtain alternate third parties to provide the Services prior to the end of the applicable Service Period, such that all Services have been so transitioned by the end of the Term. To that end, Purchaser shall develop a detailed written transition plan (the “Transition Plan”) which sets forth how Purchaser will transition from each of the Services no later than expiration of the Term. The Transition Plan shall include a description of Purchaser’s expectations for managing the Services after the completion of the transition and any reasonable assistance that Purchaser expects to request from Seller Parent in order to achieve such expected end state. Seller Parent shall use commercially reasonable efforts to provide information and materials reasonably requested by Purchaser for purposes of its preparation of the Transition Plan that is accessible to, and within the possession and control of, Seller Parent or its Affiliates, and Purchaser shall provide a proposed Transition Plan to Seller Parent for review and comment as soon as practicable following the Effective Date, but in any event no later than sixty

(60) days following the Effective Date (subject to Seller Parent’s compliance with this Section 2.7) and shall incorporate any revisions reasonably proposed by Seller Parent, which comments shall be provided within thirty (30) days of receipt of the draft Transition Plan. Seller Parent shall, upon Purchaser’s reasonable request, provide Purchaser with assistance reasonably necessary to transition the Services to Purchaser in accordance with the Transition Plan; provided that, for the avoidance of doubt, Purchaser shall be primarily responsible for transitioning off the Services. In connection with the foregoing, Purchaser shall be permitted to reasonably request specific transition assistance. Such transition assistance may include providing information regarding the specific Services being provided and the systems, software and data formats and data organization being used for the Services, coordination and other reasonable assistance with test runs of replacement systems and processes (but not development of such systems and processes), and other reasonable access to relevant information, including any existing plans at the time of such request that are known to the Seller Parent representatives involved with the preparation of the Transition Plan and that Seller Parent may have that are reasonably likely to impact the transition timeline or any other Services; provided that Seller Parent is not obligated to provide transition assistance that (a) Purchaser is reasonably able to provide to itself or that is reasonably obtainable from third party service providers, subcontractors or consultants or (b) would materially adversely affect any of Seller Parent’s other obligations and commitments (including its and its Affiliates’ business operations). Notwithstanding anything to the contrary herein, the foregoing assistance of Seller Parent is deemed to be a Service for purposes of this Agreement.

Section 2.8Cooperation.

(a)Purchaser agrees that it shall timely provide to Seller Parent, at no cost to Seller Parent, access to personnel, facilities, assets and information, and shall provide decisions, approvals and consents in a timely manner upon request, in each case, in order to enable Seller Parent to perform its obligations under this Agreement in a timely and efficient manner as may be required for the performance of the Services.

(b)Without limiting the foregoing in this Section 2.8, each Party shall use commercially reasonable efforts to cooperate with the other Party in all matters relating to the provision and receipt of the Services and to minimize the expense, distraction and disturbance to each Party, and shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing. Such cooperation shall include (i) the execution and delivery of such further instruments or documents as may be reasonably requested by the other Party to enable the full performance of each Party’s obligations hereunder and (ii) notifying the other Party in advance of any changes to a Party’s operating environment or personnel that are known to such Party’s Transition Representative or Service Functional Lead and that would be reasonably expected to impact the transition timeline or any other Services, and working with the other Party in connection therewith, provided that prior to implementing any such changes, such Party shall use reasonable best efforts to minimize the effect of such changes on the operation of the Business or the provision of the Services.

Section 2.9Compliance.

(a)The Services provided hereunder are to be provided to Purchaser and its Affiliates, including the Conveyed Subsidiaries and their Subsidiaries, and the receipt of the Services may involve Purchaser’s and its Affiliates’ third party service providers, subcontractors and consultants. Purchaser shall be responsible for its Affiliates’ and Designees’, and its and their third party service providers’, subcontractors’ and consultants’ compliance with the terms and conditions of this Agreement.

(b)Purchaser acknowledges and agrees that Seller Parent shall not provide any Service to the extent that the provision of such Service to Purchaser or its Affiliates would require Seller Parent, any of its Affiliates, any of its or their third party service providers, subcontractors or consultants, including any of the foregoing’s officers, directors, employees, agents or representatives to violate (i) any applicable Laws, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, or (ii) any Seller Parent policies and/or procedures. In the event that Seller Parent determines in good faith that provision of a specific Service in a specific market is likely to violate (i) or (ii) above (a “Compliance Concern”), Seller Parent shall provide immediate notice to Purchaser describing in reasonable detail the nature of the Compliance Concern and the proposed method or procedure by which Purchaser would address or remedy such Compliance Concern.
(i)Seller Parent hereby represents and warrants that, to the best of its knowledge as of the Effective Date, there is no Compliance Concern that affects any of the Services set forth in the Services Letter as of the Effective Date.

(ii)Seller Parent and Purchaser shall confer in good faith to determine whether the Compliance Concern is of such potential severity and likelihood that a suspension (in part or in whole) of any Service is appropriate. Seller Parent and Purchaser shall pursue the mutual objective of limiting the scope and duration of any such suspension. Purchaser shall take any interim measures necessary to address the Compliance Concern, that are reasonably requested by Seller Parent (e.g., by replacing a suspect intermediary or reassigning a suspect employee), and shall inform Seller Parent that such measures have been implemented.

(iii)In the event that any Service has been suspended under this Section 2.9(b), upon approval by Seller Parent of the interim measures, which approval shall not be unreasonably withheld, delayed or conditioned, Seller Parent shall immediately resume the provision of such Service; provided, however, that Seller Parent shall not suspend any Service to the extent affecting or involving a Fundamental Obligation without first consulting with Purchaser and cooperating to identify interim measures to avoid or mitigate such impediment to the fullest extent reasonably possible; provided further, however, that if, after such consultation, Seller Parent determines in its reasonable judgement that there is no interim measure or reasonable workaround and such Service must be suspended, the Parties shall promptly refer such matter to the SteerCo Leads for resolution thereof as soon as reasonably practicable in order to mitigate any Losses incurred by Purchaser.

(iv)All interim measures shall remain in place until and unless Purchaser concludes, on the basis of its reasonable investigation, that the Compliance Concern is unfounded or is resolved and so certifies to Seller Parent.

(v)In the event that any Service has been suspended under this Section 2.9(b), (1) Seller Parent shall not invoice Purchaser for any Service Fee or Out-of-Pocket Costs to the extent associated with such suspended Service, and (2) upon receipt of written notification of the implementation of interim measures and approval by Seller Parent of the interim measures, which approval shall not be unreasonably withheld, delayed or conditioned, Seller Parent shall immediately resume, and continue to provide, such Service without interruption in reliance on Purchaser’s interim measures and on any subsequent certification by Purchaser that the Compliance Concern is unfounded or is resolved. Purchaser shall at all times comply with all applicable Laws in connection with the Services.

(c)Purchaser shall follow the policies, procedures and practices with respect to the Services followed by Seller Parent, including those in effect immediately prior to the Effective Date and any changes to such policies, procedures and practices required due to changes in applicable Law (or changes in the interpretation or enforcement of applicable Law) following the Effective Date, including those relating to continuity of business, computer and network security measures and data encryption, provided, in each case, that Purchaser has been informed of such policies, procedures and practices.

Section 2.10Condition to Performance. Purchaser acknowledges and agrees that Seller Parent shall not be responsible for any failure to provide Services to the extent that such failure results from Purchaser’s failure to comply with any terms and conditions of this Agreement or to the extent that such failure to provide Services is pursuant to a suspension of a Service that is in accordance with Section 2.9(b).

Section 2.11Facilities and Access to Facilities. To the extent that the performance or receipt of Services requires either Party or its Affiliates, or on their behalf designees or subcontractors not reasonably objected to by the controlling Party (as defined below), to have access to the controlling Party’s facilities during the Term:

(a)the Party that owns or controls such facility shall permit or shall cause its relevant Affiliate that owns or controls such facility to permit (for the purposes of this Section 2.11, the “controlling Party”) the other Party or its relevant Affiliate, designee or subcontractor (for the purposes of this Section 2.11, the “accessing Party”) to access and use the relevant facility, to the extent reasonably necessary to provide or receive the Services in accordance with the terms of this Agreement (for the purposes of this Section 2.11, “Access”), during normal business hours and at such other times as are reasonably required;

(b)the controlling Party may reasonably refuse to admit to its facilities any employee or other personnel of the accessing Party or its relevant Affiliate, designee or subcontractor whose admission would, at the sole discretion of controlling Party (acting reasonably) cause (or be reasonably likely to cause) (i) a security and/or health and safety risk; or (ii) the controlling Party to be in breach of applicable Law; and

(c)the accessing Party shall or shall cause its Affiliates to Access such facilities in accordance with (i) all applicable Laws, (ii) the directions of any Governmental Authority, the (iii) terms and conditions of the controlling Party’s leases affecting or relating to the facilities as the terms of any such leases are communicated in writing or have otherwise been made accessible to the accessing Party in advance to accessing Party, (iv) the controlling Party’s policies and procedures as such policies and procedures are communicated in writing or have otherwise been made accessible in advance to the accessing Party from time to time, and (v) the controlling Party’s reasonable directions from time to time (including directions relating to security and health and safety), and shall keep such facilities in good order and not commit or permit waste or damage to the same.

Section 2.12Security.

(a)Security. Purchaser and Seller Parent shall maintain a reasonable level of security and protection of Personally Identifiable Information that is, at a minimum, substantially consistent with the level of security that Seller Parent maintains for the Business as of the Effective Date with respect to all of Seller Parent’s facilities, networks and systems used in connection with the provision or receipt of Services and the security and protection of Personally Identifiable Information.

(b)Access to Required Technology. To the extent that the performance or receipt of Services or access to facilities, networks and systems hereunder requires any Party or its Affiliates to have access to the other Party’s or its Affiliates’ internal information technology systems (including third-party services, e-mail and access to computer networks, database and equipment) owned, licensed, leased or used by such other Party or its Affiliates (“Required Technology”), such other Party or its Affiliates shall provide reasonable access to such Required Technology in accordance with applicable Law and subject to the security, use, virus protection, disaster recovery and confidentiality policies and procedures (including physical security, network and system access, internet security, confidentiality and processing of Personally Identifiable Information and security guidelines and procedures) in effect by such other Party as communicated in writing to the accessing Party. Each of the Parties shall, and shall cause each of its Affiliates and personnel having access to the Required Technology to (i) comply with all of such Party’s or its Affiliates’ security policies that are applicable to the provision of any Service or access to any facility, networks and systems, provided that such Party has been informed of such policies; (ii) not tamper with, compromise or circumvent any security or audit measures employed by such Party or its Affiliate whose Required Technology is being accessed; and (iii) ensure that only those users who are specifically authorized by such Party or its Affiliates, as the case may be, gain access to the Required Technology. The rights of access to the Required Technology granted hereunder shall be restricted to user access only, and shall not include privileged or higher level access rights or rights to functionality. Other than as specifically permitted under this Agreement, no Person shall have any rights of access to the other Party’s Required Technology or internal information technology systems.

(c)Notice of Security Breaches. A Party discovering any material breach of the provisions of this Section 2.12 or any breach of the security policies or unauthorized access to Personally Identifiable Information, the Required Technology, facilities or other internal information technology systems used hereunder of the other Party shall take all reasonable steps to resolve such breach as soon as reasonably practicable. To the extent such breach materially impacts the integrity, availability or security of the other

Party’s data or business operations, such Party shall notify the other Party as soon as reasonably practicable of such breach, the steps being taken to remedy such breach and the anticipated timeline for resolution thereof.

(d)Erroneous Data Transfer. To the extent that a Party (the “transferring Party” for the purposes of this Section 2.12) transfers, provides, or allows the other Party (the “receiving Party” for the purposes of this Section 2.12) to access any data (including any Personally Identifiable Information, test results, R&D laboratory information assets, financial information, clinical data, business and sales data, adverse event data, customer data, new product information, manufacturing information and documentation, investigation information, batch records, human resources information, government pricing, dossier information, regulatory information or information relating to data) that was not intended to be transferred, provided or made accessible to the receiving Party either due to an error by the transferring Party or because such data was not or could not reasonably be separated or otherwise removed from any data or database to which the receiving Party was being provided access in order to provide or receive the Services (“Erroneously Transferred Data”), then following the earlier of (i) the date that the receiving Party receives written notice of such Erroneously Transferred Data and (ii) the date it becomes reasonably apparent to the receiving Party that it has been transferred, received or been provided access to such Erroneously Transferred Data, the receiving Party shall (A) treat such Erroneously Transferred Data as Confidential Information; (B) not use or disclose such Erroneously Transferred Data for any purpose; and (C) promptly, at the transferring Party’s request (provided, that such request is made within six (6) months after the date of the original transfer of the Erroneously Transferred Data), use reasonable best efforts to delete such Erroneously Transferred Data and/or, at the transferring Party’s discretion, provide a copy of such Erroneously Transferred Data to the transferring Party in a form reasonably satisfactory to the transferring Party.

Section 2.13Internal Audits of Seller Parent Controls and Processes. The Parties acknowledge and agree that Seller Parent will, in the ordinary course of its business, conduct audits and testing of certain controls, processes and procedures that relate to the Services provided to Purchaser under this Agreement (a "Seller Parent Managed Control or Process").  Subject to the Purchase Agreement, Seller Parent agrees that, as soon as reasonably practicable following the completion of such audit and testing and at no cost or expense to Purchaser, Seller Parent will provide Purchaser with reasonable access to the audit or controls testing documentation for any such Seller Parent Managed Control or Process that is material to Purchaser’s business.  Notwithstanding the foregoing, Seller Parent’s responsibility shall be limited to providing reasonable access to audit or controls testing documentation that are created in the ordinary course of its business and Seller Parent shall have no responsibility to conduct any particular audit or testing, create any specific documentation or to provide any interpretation of testing results, determination of the level of any potential deficiencies, risk assessments or materiality determinations (and, for clarity, the use of any such information provided by Seller Parent is solely Purchaser’s responsibility, without limiting the last sentence of this Section 2.13).  To the extent required by Purchaser in connection with its auditing requirements, Purchaser shall have the right to perform an audit and testing of any Seller Parent Managed Control or Process at Purchaser’s sole cost and expense.  Upon reasonable written notice to Seller Parent, Seller Parent shall permit Purchaser representatives access during reasonable business hours for purposes of such audit and reasonably assist Purchaser with such audit at Purchaser’s reasonable request. Such audit may include reasonable testing procedures to cover key financial and IT controls within Seller Parent Managed Controls or Processes, provided that, if any such audit or testing could provide or result in Purchaser having access to any sensitive Confidential Information of Seller Parent (including tax and transfer pricing information or other information that would reasonably be considered competitively sensitive), Seller Parent may request that Purchaser appoint an independent third party audit firm reasonably acceptable to Seller Parent to conduct such audit and testing.  All Costs of any audit conducted by or on behalf of Purchaser under this Section 2.13, including the Costs of a third party audit firm, shall be borne by Purchaser.  Within thirty (30) days of completing such audit, Purchaser shall submit a report to Seller Parent with any findings.  Any information obtained or observed by Purchaser during an audit shall be subject to the confidentiality obligations set forth in Article VI.  For clarity, unless any remediation or modification that is set forth in such findings is necessitated by a change or discontinuation in Service or other action by Seller Parent, Seller Parent shall have no responsibility to conduct any remediation or modification of any Seller Parent Managed Control or Process unless otherwise agreed to by Seller Parent in advance in writing in each instance or required by applicable Law, and, if any such remediation or modification (to the extent so agreed by Seller Parent) is primarily for the benefit of Purchaser, Purchaser shall reimburse any Set-Up Costs incurred by Seller Parent or its Affiliates in connection therewith. In the event of an audit or inspection of a product or facility of the Business, Seller Parent may provide any available necessary data or documentation directly to Purchaser, provided that Seller Parent shall not be required to interface directly with any such auditor or inspector (and the Parties acknowledge that Purchaser shall have principle responsibility for such interface).

Section 2.14Internal Audits of Treasury Policies, Procedures and Practices. The Parties acknowledge and agree that Purchaser will, in the ordinary course of its business, conduct audits and testing, designed to test compliance with the Anti-Corruption Laws, the U.S. Health Care Fraud and Abuse Laws (including the U.S. False Claims Act and the U.S. Anti-Kickback Statute), or any applicable Law of similar effect of another jurisdiction, of certain policies, procedures and practices described in Section 2.9(c) that relate to the Treasury Services provided to Purchaser under this Agreement (a “Treasury Policy, Procedure or Practice”). Purchaser agrees that, subject to the Purchase Agreement, as soon as reasonably practicable following the completion of such audit and testing and at no cost to Seller Parent, Purchaser will provide Seller Parent with reasonable access to the audit or controls testing documentation for any such Treasury Policy, Procedure or Practice that relates to the Services. Notwithstanding the foregoing, Purchaser’s responsibility shall be limited to providing reasonable access to audit or controls testing documentation that are created in the ordinary course of its business and Purchaser shall have no responsibility to conduct any particular audit or testing, create any specific documentation or to provide any interpretation of testing results, determination of the level of any potential deficiencies, risk assessments or materiality determinations (and, for clarity, the use of any such information provided by Purchaser is solely Seller Parent’s responsibility, without limiting the last sentence of this Section 2.14). To the extent required by Seller Parent in connection with its auditing requirements, Seller Parent shall have the right to perform an audit and testing of any Treasury Policy, Procedure or Practice that relates to the Services at Seller Parent’s sole cost and expense.  Upon reasonable written notice to Purchaser, Purchaser shall permit Seller Parent representatives access during reasonable business hours for purposes of such audit and reasonably assist Seller Parent with such audit at

Seller Parent’s reasonable request. Such audit may include reasonable testing procedures to cover key financial and IT controls within Treasury Policies, Procedures or Practices that relates to the Services, provided that, if any such audit or testing could provide or result in Seller Parent having access to any sensitive Confidential Information of Purchaser (including tax and transfer pricing information or other information that would reasonably be considered competitively sensitive), Purchaser may request that Seller Parent appoint an independent third party audit firm reasonably acceptable to Purchaser  to conduct such audit and testing.  All Costs of any audit conducted by or on behalf of Seller Parent under this Section 2.14, including the Costs of a third party audit firm, shall be borne by Seller Parent.  Within thirty (30) days of completing such audit, Seller Parent shall submit a report to Purchaser with any findings.  Any information obtained or observed by Seller Parent during an audit shall be subject to the confidentiality obligations set forth in Article VI.  For clarity, unless any remediation or modification that is set forth in such findings is necessitated by a change or discontinuation in Treasury Service or other action by Seller Parent, Seller Parent shall have no responsibility to conduct any remediation or modification of any Treasury Policy, Procedure or Practice unless otherwise agreed to by Seller Parent in advance in writing in each instance or required by applicable Law, and, if any such remediation or modification (to the extent so agreed by Seller Parent) is primarily for the benefit of Purchaser, Purchaser shall reimburse any Set-Up Costs incurred by Seller Parent or its Affiliates in connection therewith.

Section 2.15Condition to Performance. Purchaser acknowledges and agrees that Seller Parent shall not be responsible for any failure to provide Services to the extent that such failure results from Purchaser’s failure to comply with any of its express obligations under this Agreement or to the extent that such failure to provide Services is pursuant to a suspension of a Service that is in accordance with Section 2.9(b)

ARTICLE III

COMPENSATION

Section 3.1Compensation.

(a)Purchaser (or, at Purchaser’s option, Purchaser’s applicable local Affiliate) shall pay to Seller Parent (or at Seller Parent’s option, Seller Parent’s applicable local Affiliate) a monthly fee for each Service provided to, or for the benefit of, Purchaser and its Affiliates hereunder in accordance with the charges for each such Service as set forth in the Services Letter (collectively, the “Service Fee”), Set-Up Costs and (as applicable) Service Exit Costs (at Seller Parent’s option, in local currency). All Set-Up Costs and Service Exit Costs shall be shared equally by Seller Parent and Purchaser, and for clarity, shall not be subject to the Cap; provided, however, that Purchaser’s share of the Set-Up Costs and Service Exit Costs, in the aggregate, shall not exceed Twenty-Two Million Dollars ($22,000,000). The Service Fees shall be less any Commission Payments solely to the extent such Commission Payments have been paid to Seller Parent or its Affiliate. In the event Seller Parent elects to designate a Seller Parent local Affiliate to receive payments and/or a Purchaser local Affiliate to make payments, each such local Affiliate shall, to the extent required by applicable Law, execute a joinder to this Agreement, substantially in the form as set forth in Exhibit D.

(b)If the Service is an Enabling Function Service, Purchaser (or, at Purchaser’s option, Purchaser’s applicable local Affiliate) shall reimburse Seller Parent (or at Seller Parent’s option, Seller Parent’s applicable local Affiliate) for all reasonable and documented out-of-pocket expenses incurred in connection with the (i) provision of any Service, including license fees, royalties and payments to third party service providers, subcontractors and consultants (including payments for consents pursuant to Section 2.5) and/or (ii) full or partial termination of any Service in accordance with Section 7.2 (such expenses, collectively, “Out-of-Pocket Costs”). All Out-of-Pocket Costs shall be in addition to the Service Fee.

(c)Notwithstanding the foregoing, except as expressly provided to the contrary herein, including as set forth in Sections 2.3(a) and 2.3(b), the Service Fee (excluding the Set-Up Costs and Service Exit Costs) for all Enabling Functions Services and all Out-of-Pocket Costs (including all costs and expenses incurred by Seller Parent or its Affiliates hereunder) related to Enabling Function Services (including any costs or expenses paid or reimbursed for by Purchaser or its Affiliate under Sections 5(c) and 5(d) of the Service and Pay Agent Agreement attached as Annex 1 of the Services Letter) for which Seller Parent, or its designated local Affiliate, seeks payment or reimbursement hereunder shall not exceed (i) Sixty-Two Million Five Hundred Thousand Dollars ($62,500,000) during the initial twelve (12) month period immediately following the Effective Date and (ii) Thirty-One Million Two Hundred Fifty Thousand Dollars ($31,250,000) during the six (6) month period immediately following such initial twelve (12) month period (in each of the foregoing clauses (i) and (ii), including any Omitted Service that is an Enabling Function Service as provided for in Section 2.3(c), the “Cap”). For clarity, the Cap shall not apply to (x) any Services provided after expiration of the Extended Period or (y) to any Services that are not Enabling Function Services.

(d)It is the intent of the Parties that the Service Fees set forth in the Services Letter reasonably approximate the cost of providing the Services, including the cost of employee wages and compensation, without any intent to cause Seller Parent to receive profit or incur loss. Without limitation of the foregoing, the Parties acknowledge and agree that additional employee hiring or retention costs not reflected the Services Letter may be incurred by Seller Parent to hire or retain necessary employees to provide Services, which costs shall be for the account of Purchaser and shall be reimbursed by Purchaser to Seller Parent, subject to the Cap to the extent applicable, unless otherwise expressly provided in this Agreement.

(e)In the event of a Service Noncompliance (as defined in Section 2.2), (i) the Parties shall refer such Service Noncompliance to the SteerCo Leads, and Seller Parent shall provide the SteerCo Leads with a copy of its plan to cure such Service Noncompliance for the SteerCo Leads to reasonably comment thereon (which comments Seller Parent shall reasonably consider), (ii) Seller Parent shall use reasonable best efforts to cure such Service Noncompliance in accordance with such plan, and shall reasonably consider the direction provided by the SteerCo Leads in connection therewith, and (iii) in the event Seller Parent has not cured such Service Noncompliance in accordance with such plan and the SteerCo Leads have not implemented a mutually agreed upon plan to address such Service Noncompliance within ten (10) Business Days thereafter (or such shorter period of time if required for Purchaser to comply with applicable Law, including for a Fundamental Obligation under Section 2.2(a)(ii)), then Purchaser shall be entitled to recover liabilities under Section 5.7(a).

Section 3.2Taxes.

(a)VAT shall be added to the amounts invoiced pursuant to this Agreement as required by applicable Law and such VAT shall be payable on receipt of a valid VAT invoice. In the event of any amendment to VAT legislation or for any other reason the sums invoiced without VAT in accordance with this Agreement become subject to VAT, then the applicable invoices shall be deemed to be exclusive of VAT (if any) and the Party receiving such invoices shall, in addition to the sums payable, pay the invoicing Party, on receipt of a valid VAT invoice, the full amount of VAT chargeable thereon. In the event that the Parties agree that the consideration for the relevant taxable supply is different from the consideration reflected on the relevant VAT invoice (with the consequence that the amount of VAT paid pursuant to this Agreement is incorrect) the Parties shall reasonably cooperate with each other to issue such invoices or credit notes or to make such payments or repayments of VAT as would properly reflect the correct amount of VAT attributable to the relevant taxable supply.

(b)Subject to Section 3.2(d), Purchaser shall be responsible for all sales, use, gross receipts, business, consumption and other similar taxes, levies and charges (other than gross or net income taxes) imposed by applicable taxing authorities attributable to the supply of Services to Purchaser or any payment hereunder, whether or not such taxes, levies or charges are shown on any invoices. If Seller Parent is required to pay any part of such taxes, levies or charges, Seller Parent shall provide Purchaser with evidence that such taxes, levies or charges have been paid by Seller Parent, and Purchaser shall reimburse Seller Parent for such taxes, levies and charges. Each Party shall use reasonable efforts to avail itself of any available exemptions from any such taxes, levies and charges and to cooperate with the other Party in providing any information and documentation that may be necessary to obtain such exemptions.

(c)In the event that applicable Law requires that an amount in respect of any taxes, levies or charges (other than taxes, levies or charges imposed on or measured by net income (however denominated)) be withheld from any payment by Purchaser to Seller Parent under this Agreement, Purchaser shall promptly notify Seller Parent of such required withholding and shall increase the amount payable to Seller Parent as necessary so that, after Purchaser has withheld such amounts required by applicable Law, Seller Parent receives an amount equal to the amount Seller Parent would have received had no such withholding been required, and Purchaser shall withhold such taxes, levies or charges and pay such withheld amounts over to the applicable taxing authority in accordance with the requirements of the applicable Law and provide Seller Parent with an official receipt confirming such payment. Purchaser shall also provide Seller Parent with any cooperation or reasonable assistance as may be necessary to enable Seller Parent to claim exemption from such withholding taxes, to receive a refund of such withholding taxes or to claim a tax credit therefor. The Parties shall cooperate with each other in seeking deductions, exemptions or reductions in withholding taxes available under any applicable double taxation or other similar treaty or agreement from time to time in force.

(d) Cross-border Services to be performed hereunder may fall within Article 44 of the EU VAT Directive or the relevant equivalent national provision. In such case, Purchaser hereby agrees that with respect to each applicable jurisdiction, Purchaser shall itself account for VAT in its own jurisdiction on the performance of such cross-border Services made to it hereunder and that Seller Parent shall (to the extent legally possible) issue invoices without local VAT. Purchaser agrees that with respect to each such jurisdiction, Purchaser will provide on request to Seller Parent or the invoicing Affiliate of Seller Parent, a valid VAT registration number and certificate (or equivalent documentation) in the jurisdiction with respect to the receipt of such cross-border Services.

(e)Where Purchaser is required by this Agreement to reimburse or indemnify Seller Parent for any cost or expense (including Out-of-Pocket Costs), Purchaser shall reimburse or indemnify Seller Parent for the full amount of the cost or expense, including any VAT on that amount, except to the extent that Seller Parent determines (acting reasonably and in good faith) that it (or a member of the same group as Seller Parent for VAT purposes) is entitled to credit or repayment for that VAT from any relevant tax authority.

Section 3.3Payment Terms. Unless otherwise specified in the Services Letter, Seller Parent, or Seller Parent’s local Affiliate (if so designated by Seller Parent), shall invoice Purchaser or Purchaser’s applicable local Affiliate (if so agreed by Seller Parent) for the Service Fee for each of the Services performed, and, if applicable, any Out-of-Pocket Costs and all other amounts due or incurred, hereunder in each of the relevant countries on a monthly basis at the end of each month during which any Service has been provided. Purchaser shall pay Seller Parent (through their respective local Affiliates if so designated by Seller Parent) all amounts as may be due hereunder, within thirty (30) days from the date of invoice (at Seller Parent’s option in local currency). All such invoices shall be delivered to Purchaser at 951 Calle Amanecer, San Clemente, CA 92673, Attention: Kevin McGrody, Controller (or such addressee as Purchaser shall later designate by written notice to Seller Parent) or to Purchaser’s local Affiliate (if so designated by Seller Parent), with copies to Purchaser. Any correspondence or payments concerning such invoices shall be made to Seller Parent at 235 East 42nd Street, New York, New York 10017, Attention: Dave Rogalski, Director, Finance Portfolio Management & Optimization (or such addressee as Seller Parent shall later designate by written notice to Purchaser) or to Seller Parent’s local Affiliate (if so designated by Seller Parent), with copies to Seller Parent. For clarity, (i) the Parties may make any payments due under this Agreement, the Reverse Transition Services Agreement, an Interim Business Agreement, the Net Economic Benefit Agreement and the Canada Distribution Services Agreement in accordance with any global payment settlement mechanism that the Parties may agree to in writing from time to time and (ii) in no event shall Purchaser or Purchaser’s applicable local Affiliate be required to pay the Service Fee or, if applicable, any Out-of-Pocket Costs for a Service to the extent that such Service Fee has already been allocated to Purchaser or Purchaser’s applicable local Affiliate under this Agreement, an Interim Business Agreement, the Net Economic Benefit Agreement or the Canada Distribution Services Agreement for such Service. Such global payment settlement mechanism shall take into account the Working Capital Prepayment and any Monthly Working Capital Prepayments.

Section 3.4Interest. Seller Parent reserves the right to charge interest on any amount which has been due from Purchaser under this Agreement for more than thirty (30) days, at an annual interest rate of five percent (5%), accruing from the date payment was due through the date of actual payment.

Section 3.5Working Capital Prepayment. On the Effective Date, in connection with this Agreement, Purchaser shall fund the working capital needs in support of the Business initially anticipated for Seller Parent to perform the Services by (i) paying to Seller Parent, by wire transfer of immediately available funds to the Seller Account (as defined in the Purchase Agreement), the amount of $22,325,124.65 and (ii) applying a credit in an amount equal to $8,674,875.35 against open payables due to Purchaser by Seller Parent as of the Effective Date, for a total value of Thirty-One Million Dollars ($31,000,000) (the “Working Capital Prepayment”).  Commencing the first month following the Effective Date, and on a monthly basis thereafter, Seller Parent shall provide, for review with Purchaser, a forecast of the amount of working capital expected to be required by Seller Parent in connection with the Services based on the upcoming month's expected cash outflows less the upcoming month’s expected cash inflows   (“Monthly Working Capital Prepayment”), at least five (5) Business Days prior to the first day of the following month or in accordance with such other time periods as may be agreed by the Parties in connection with the global payment settlement mechanism. Purchaser shall pay to Seller Parent the agreed upon Monthly Working Capital Prepayment one (1) day prior to the first day of the following month.

ARTICLE IV

INTELLECTUAL PROPERTY

Section 4.1Ownership of Intellectual Property.

(a)As between the Parties, Seller Parent to the extent related to the Retained Business and Purchaser to the extent related to the Business shall be the sole and exclusive owner of all Intellectual Property that is created by or on behalf of Seller Parent, any of its Affiliates, or any of its or their third party service providers, subcontractors or consultants, and delivered to Purchaser under this Agreement, including any modifications to its systems and software, and any other Intellectual Property created in performance of the Services and delivered to Purchaser hereunder; except that Seller Parent shall be the sole and exclusive owner of any such created Intellectual Property that relates to the Excluded Assets; provided that any such Intellectual Property created under this Agreement that is both (i) owned by Seller Parent under this Section 4.1(a) and (ii) related to the Business and would be Solutions Licensed IP (as defined in the Intellectual Property License Agreement) or Medical Devices Licensed IP (as defined in the Intellectual Property License Agreement), as applicable, if such Intellectual Property had been Controlled (as defined in the Intellectual Property License Agreement) by Seller Parent as of the Closing, shall be deemed to be Controlled by Seller Parent as of the Closing Date and therefore subject to the applicable license of Section 2.1 or 2.2 of the Intellectual Property License Agreement. Notwithstanding the foregoing or anything to the contrary herein, and for clarity, in no event shall Purchaser acquire any rights (including pursuant to the foregoing license) to Intellectual Property with respect to the ADD-Vantage system or its connector, vial, vial shroud or diluent bag, any hazardous drug handling system for Medicated Infusion Therapy Solutions (or any components thereof) or any other pharmaceutical drug delivery or handling system whose primary purpose is to facilitate the safe and sterile admixture or administration of Medicated Infusion Therapy Solutions (or any components thereof).

(b)All data collected or created pursuant to a Service and on behalf of Purchaser shall be owned by Purchaser, except that Seller Parent shall own technical data generated or created in providing the Services that relates to the operation of the Retained Business.

(c) To the extent that any right, title or interest in or to any Intellectual Property vests in either Party or its Affiliates in contravention of Sections 4.1(a) or 4.1(b), such Party (the “Assigning Party”) hereby assigns, and shall cause its Affiliates to assign, perpetually and irrevocably, to the other Party (the “Assignee Party”) such right, title, and interest in, to, and under such Intellectual Property free and clear of all Liens and other encumbrances without the need for further action. The Assigning Party shall, and shall cause its Affiliates to, execute any and all assignments and other documents necessary to perfect, register or record the Assignee Party’s right, title, and interest in, to, and under such Intellectual Property.

(d)Except as set forth in Sections 4.1(a) and 4.1(b), Seller Parent, on the one hand, and Purchaser, on the other hand, retains all right, title and interest in and to their respective Intellectual Property, and no other license or other right, express or implied, is granted to either Party or its Affiliates with respect to the other Party’s or its Affiliates’ Intellectual Property under this Agreement.

Section 4.2License Grants.

(a)Seller Parent hereby grants (on behalf of itself and any of its Affiliates) to Purchaser a non-exclusive, non-sublicensable (except to Affiliates of Purchaser for the purposes of receiving the Services), non-transferable, royalty-free and fully paid-up (subject to the terms hereof), limited license to use during the Term the Intellectual Property rights to the extent owned or controlled by Seller Parent and used in connection with providing the Services to Purchaser under this Agreement, solely to the extent and for the duration necessary for Purchaser and its Affiliates to receive the Services.

(b)Purchaser hereby grants to Seller Parent a non-exclusive, non-sublicensable (except to its Affiliates for the purposes of providing the Services), non-transferable, royalty-free and fully paid-up, limited license to use during the Term the Intellectual Property to the extent owned or controlled by Purchaser and used in connection with providing the Services to Purchaser under this Agreement, solely to the extent and for the duration necessary for Seller Parent to provide the Services.

ARTICLE V

INDEMNIFICATION

Section 5.1Indemnification.

(a)Subject to the provisions of this Article V, and notwithstanding anything to the contrary in, and without limiting the indemnification provisions set forth in, the Purchase Agreement or any other Ancillary Agreement, Purchaser agrees to defend, indemnify, and hold harmless Seller Parent and its Affiliates and, if applicable, their respective third party service providers, subcontractors and consultants, and its and their respective directors, officers, agents, employees, successors and assigns (each, a “Seller Parent Indemnified Party”) from and against all Losses that such Seller Parent Indemnified Party suffers or incurs, or becomes subject to, that arise from or relate to the provision or use of the Services, including any suits for injuries to or death of any Person or Persons or loss of or damage to the tangible property of any Person or Persons (including the agents and employees of the Seller Parent Indemnified Party), except to the extent arising or resulting from (i) the gross negligence, fraud or willful misconduct by Seller Parent or its Affiliates related to the provision of Services under this Agreement or (ii) any intentional breach by Seller Parent or any of its Affiliates of any of its covenants, agreements or obligations under this Agreement.

(b)Subject to the provisions of this Article V, and notwithstanding anything to the contrary in, and without limiting the indemnification provisions set forth in, the Purchase Agreement or any other Ancillary Agreement, Seller Parent agrees to defend, indemnify, and hold harmless Purchaser and its Affiliates and, if applicable, their respective third party service providers, subcontractors and consultants, and its and their respective directors, officers, agents, employees, successors and assigns (each, a “Purchaser Indemnified Party”) from and against all Losses that such Purchaser Indemnified Party suffers or incurs, or becomes subject to, to the extent arising or resulting from (i) the gross negligence, fraud or willful misconduct by Seller Parent or any of its Affiliates related to the provision of or failure to provide any Services under this Agreement; or (ii) any intentional breach by Seller Parent or any of its Affiliates of any of its covenants, agreements or obligations under this Agreement.

Section 5.2Indemnification Procedures.

(a)If any Action is instituted by or against a third party with respect to which any Party (the “Indemnified Party”) intends to claim any Loss hereunder (a “Third Party Claim”), the Indemnified Party shall promptly give written notice thereof to the other Party (the “Indemnifying Party”) indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, a copy of any documentation received from the third party, an estimate of the Losses relating thereto, and the provisions of this Agreement and/or any other agreement, instrument or certificate delivered pursuant hereto or thereto in respect of which such Loss shall have occurred. A failure by the Indemnified Party to give notice and to tender the defense of the Action in a timely manner pursuant to this Section 5.2(a) shall not limit the obligation of the Indemnifying Party under this Article V, except (i) to the extent such Indemnifying Party is actually and materially prejudiced thereby, (ii) to the extent expenses are incurred during the period in which notice was not provided, and (iii) as provided by Section 5.3. Payments for Losses for Third Party Claims which are otherwise covered by the indemnification obligations herein shall not be required except to the extent that the Indemnified Party has expended out-of-pocket sums.

(b)Upon receipt of a notice for indemnity from an Indemnified Party pursuant to Section 5.2(a) with respect to any Third Party Claim, the Indemnifying Party under this Article V shall have the right, but not the obligation, to assume the defense of, at its own expense and by its own counsel, any such Third Party Claim; provided that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (iii) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (iv) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim. If the Indemnifying Party shall, in accordance with the immediately preceding sentence, undertake to compromise or defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement releases the Indemnified Party in connection with such Third Party Claim and provides relief consisting solely of money damages borne by the Indemnifying Party. If the Indemnifying Party assumes the defense of the Third Party Claim, and the Third Party Claim concerns any Intellectual Property of the other Party, the Indemnifying Party shall reasonably cooperate with the Indemnified Party with respect to such aspects of the Third Party Claim that concern the ownership, validity, or enforceability of such Intellectual Property, including by not making any admission or offer of settlement in such Third Party Claim that could reasonably be expected to have prejudice or adverse effect. Notwithstanding an election of the Indemnifying Party to assume the defense of such Action, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Action.

(c)In the event any Indemnified Party has an indemnification claim against any Indemnifying Party under this Agreement that does not involve a Third Party Claim, the Indemnified Party shall so notify the Indemnifying Party promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto or thereto in respect of which such Loss shall have occurred. A failure by the Indemnified Party to give notice and to tender the conduct or defense of the Action in a timely manner pursuant to this Section 5.2(c) shall not limit the obligation of the Indemnifying Party under this Article V, except (i) to the extent such Indemnifying Party is actually and materially prejudiced thereby and (ii) as provided by Section 5.3. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute in accordance with the terms hereof and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 9.9. Within ten (10) Business Days of the final determination of the amount of any claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the agreed claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than five (5) Business Days prior to such payment.

Section 5.3Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 5.1 shall be net of (a) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party (net of any costs of investigation of the underlying claim and collection), (b) any insurance proceeds or other cash receipts or sources of reimbursement actually received (net of any costs of investigation of the underlying claim and collection) as an offset against such Loss (each Person named in clauses (a) and (b), a “Collateral Source”), and (c) an amount equal to the net Tax benefit resulting from such Loss that is actually realized no later than the second Tax year following the Tax year of the Loss by the Indemnified Party or its Affiliates. Indemnification under this Article V shall not be available unless the Indemnified Party first uses its reasonable best efforts to seek recovery from all Collateral Sources. The Indemnifying Party may, to the extent permitted by applicable Law, require an Indemnified Party to assign to the Indemnifying Party the rights to seek recovery pursuant to the preceding sentence (to the extent such rights are capable of assignment); provided that the Indemnifying Party shall then be responsible for pursuing such claim at its own expense; and provided, further, that the Indemnified Party shall cooperate (at the Indemnifying Party’s expense) with the Indemnifying Party to seek such recovery. If the amount to be netted hereunder from any payment required under Section 5.1(a) or Section 5.1(b) is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article V, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article V had such determination been made at the time of such payment.

Section 5.4No Right of Set-Off. Neither Seller Parent, on the one hand, nor Purchaser, on the other hand, shall have any right to set-off any Losses under this Article V against any payments to be made by such Party or Parties pursuant to this Agreement. For clarity, Seller Parent shall have the right to deduct amounts owed by Purchaser to Seller Parent under this Agreement, the Reverse Transition Services Agreement, the Interim Business Agreement and the Net Economic Benefit Agreement (excluding any such amounts to the extent owed by Purchaser under Article V of this Agreement, Article V of the Reverse Transition Services Agreement, Section 8 of the Net Economic Benefit Agreement, or Article VII of the  Interim Business Agreement) from any amounts owed by Seller Parent to Purchaser (excluding any such amounts to the extent owed by Seller Parent under Article V of this Agreement, Article V of the Reverse Transition Services Agreement, Section 8 of the Net Economic Benefit Agreement, or Article VII of the  Interim Business Agreement) under this Agreement, the Reverse Transition Services Agreement, the Interim Business Agreement or the Net Economic Benefit Agreement.

Section 5.5Sole Remedy/Waiver. Except with respect to (i) claims arising from actual fraud and (ii) claims seeking specific performance or other equitable relief, the Parties acknowledge and agree that the remedies provided for in this Article V shall be the Parties’ sole and exclusive remedy with respect to the subject matter of this Agreement.

Section 5.6Other Indemnities. For clarity, this Article V is in addition to, and not in limitation of, any indemnification provisions (including indemnification provisions with respect to this Agreement) set forth in the Purchase Agreement and any other Ancillary Agreement.

Section 5.7Limitation on Liability.

(a)Notwithstanding anything to the contrary herein but subject to Section 5.1(b), the Purchase Agreement or any other Ancillary Agreement, Seller Parent’s maximum liability to, and the sole

(b)remedy of, Purchaser for Seller Parent’s Service Noncompliance shall be the greater of (i) a refund of the fees paid for the particular Service, (ii) in the event Purchaser performs the applicable Service for itself, Purchaser’s incremental cost of performing such Service itself or (iii) in the event Purchaser obtains the applicable Service from a third party, Purchaser’s incremental cost of obtaining such Service from such third party; provided that, in each case (other than resulting from events for which Seller Parent is obligated to indemnify a Purchaser Indemnified Party under Section 5.1(b)), Purchaser shall exercise its reasonable best efforts under the circumstances to minimize the cost of any such alternatives to the Services by selecting the most cost-effective alternatives which provide the functional equivalent of the Services being replaced. For clarity, in no event shall any Service Noncompliance, or allegations thereof, relieve Purchaser of any of its payment obligations hereunder; provided that, the foregoing shall not constitute a waiver of Purchaser’s rights to initiate a good faith dispute with respect to the same subject to and in accordance with the terms hereof. Notwithstanding anything to the contrary herein, in no event shall Seller Parent’s total aggregate liability to Purchaser for Seller Parent’s indemnity obligations under Section 5.1(b) exceed, on a cumulative basis, Twenty Million Dollars ($20,000,000). For clarity, and notwithstanding any other provision of this Agreement, the Net Economic Benefit Agreement or any Interim Business Agreement, the maximum total aggregate liability of Seller Parent and its Affiliates to a Purchaser Indemnified Party under this Agreement, the Net Economic Benefit Agreement and all Interim Business Agreements, on a cumulative basis, shall not exceed Twenty Million Dollars ($20,000,000).

(c)EXCEPT AS EXPRESSLY PROVIDED HEREIN OR AS PROVIDED IN AND SUBJECT TO THE PURCHASE AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT, SELLER PARENT MAKES NO EXPRESS REPRESENTATIONS OR WARRANTIES, AND NO REPRESENTATION OR WARRANTY SHALL BE IMPLIED UNDER THIS AGREEMENT OR AT LAW, WITH RESPECT TO THIS AGREEMENT, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED OR USED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI

CONFIDENTIALITY

Section 6.1Confidentiality.

(a)Each Party recognizes that in the performance of this Agreement, or as a result of the Parties’ ongoing relationship, non-public, confidential and/or proprietary information (“Confidential Information”) belonging to the other Party regarding the Services may be disclosed or become known to the Party or its Affiliates, officers, directors, controlling persons, partners, employees, lenders, agents, third party service providers, subcontractors, consultants, advisors or representatives (collectively, “Representatives”).

Unless otherwise expressed in writing to the other Party, information, including that expressed orally, that is exchanged between the Parties in connection with the performance of this Agreement shall be considered to be Confidential Information. This obligation shall not apply to:

(i)information in the public domain (other than as a result of a disclosure by such Party or its Affiliates or Representatives);

(ii)information that, after disclosure, is published or otherwise becomes part of the public domain through no breach of this Agreement by the Party to whom the information was disclosed;

(iii)information that is received by a Party in good faith from a source other than the other Party, which source, to such Party’s knowledge after reasonable inquiry, has no contractual or other obligation of confidentiality to such other Party; and

(iv)information independently developed by the Party to whom such information was disclosed, without reference to, use of or reliance upon the information of the disclosing Party, as demonstrated by competent written evidence.

(b)During the Term and for a period of seven (7) years after the Term has expired or the earlier termination of this Agreement in its entirety, Seller Parent and Purchaser shall hold and shall cause their respective Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) to hold, and shall each use their reasonable best efforts to cause their respective Representatives to hold, in strict confidence and not to disclose or release without the prior written consent of the other Party, or use for any purpose except those expressly permitted by this Agreement, any and all of the other Party’s Confidential Information; provided that the Parties may disclose, or may permit disclosure of, the other Party’s Confidential Information (i) to their respective Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, Seller Parent or Purchaser, as the case may be, will be responsible, (ii) if the Parties, their Affiliates or their respective Representatives are requested or compelled to disclose, in the opinion of counsel (which may be inside counsel), any such Confidential Information by judicial or administrative process or by other requirements of Law or any securities exchange, market or automated quotation system to which such Person is subject or (iii) in connection with any proceeding to enforce such Party’s rights under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, Seller Parent or Purchaser, as the case may be, shall (x) to the extent legally permissible and reasonably practicable, promptly notify the other Party of the existence of such request or demand and the disclosure that is expected to be made in respect thereto in each case with sufficient specificity so that the other Party may, at its expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.1 and (y) if requested by the other Party (at such other Party’s sole cost and expense), assist the other Party in seeking a protective order or other appropriate remedy in respect to such request or demand. If such a protective order or other remedy or the receipt of a waiver by the other Party is not obtained and such disclosing Party or any of its Affiliates or Representatives is, nonetheless required by such judicial or administrative process, Law or securities exchange, market or automated quotation system to disclose any Confidential Information, such disclosing Party (or such Affiliate or Representative) may, after compliance with the immediately preceding sentence of this Section 6.1, disclose only that portion of the Confidential Information which is required to be disclosed, provided that such disclosing Party and, if appropriate, such Affiliate or Representative, exercise its and their reasonable best efforts to preserve the confidentiality of such Confidential Information, including by obtaining reasonable assurances that confidential treatment shall be accorded any Confidential Information so disclosed. Notwithstanding any disclosure of Confidential Information pursuant to clause (ii) above, such disclosing Party and its Affiliates and Representatives shall continue to be bound by its obligations of confidentiality (including with respect to any Confidential Information disclosed pursuant to clause (ii) above), non-disclosure, restrictions on use and other obligations under this Section 6.1.

(c)Notwithstanding anything to the contrary set forth herein, Seller Parent and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information, materials or other documents.

(d)Upon expiration of the Term or termination of this Agreement for any reason whatsoever, except for such retention and use as expressly provided for in the Purchase Agreement or any other Ancillary Agreement, each Party shall not disclose and shall make no further use of the other Party’s Confidential Information and upon written request shall immediately destroy or with respect to Confidential Information in written or other tangible form (including all copies thereof), return to the other Party, all such Confidential Information; provided that (i) each Party shall be entitled to retain one record copy in its legal department solely to determine the extent of its continuing obligations, and (ii) neither Party nor its Representatives shall be required to expunge Confidential Information from computer archiving conducted as part of established record retention policies (provided that the foregoing shall not be deemed to permit the accessing, retrieval or use thereof).

ARTICLE VII

TERM; TERMINATION

Section 7.1Term. The Parties agree that, except as otherwise provided in this Agreement or as expressly set forth in the Distribution Services Addendum, (i) each Service covered by this Agreement shall commence on the Effective Date and terminate on expiration of the service period therefor set forth in the Services Letter (each, a “Service Period”) and (ii) the term of this Agreement shall begin on the Effective Date and continue until the last-to-expire of the Service Periods, as may be extended (the “Term”); provided that, unless otherwise agreed by the Parties in writing and subject to Section 7.1(c), no Service Period nor the Term shall exceed a period of eighteen (18) months from the Effective Date.

(a)Notwithstanding the foregoing, if Purchaser elects to extend the term of any Service Period for up to two (2) additional three (3) month periods after the expiration of the then-current Service Period (each, an “Extended Period”), it shall provide written notice of such election to Seller Parent no later than sixty (60) days prior to the expiration of such Service Period (or thirty (30) days prior to the expiration of an initial Extended Period) and the Service Period (or, as applicable, the initial Extended Period) for the applicable Service shall automatically be extended through the expiration of the applicable Extended Period and the Services Letter, shall be deemed to have been updated to reflect the Extended Period.

(b)The Cap shall be applied to the Service Fees for Enabling Function Services rendered during the initial Extended Period on a proportionate basis (i.e. Fifteen Million Six Hundred Twenty-Five Thousand Dollars ($15,625,000) for such Extended Period), and the applicable Service Fee for any Service during the second Extended Period shall increase by an additional ten percent (10%). For clarity, the Cap shall not apply with respect to Services rendered in the second Extended Period. Any extension of a Service beyond the second Extended Period that may be requested by Purchaser shall be subject to Seller Parent’s prior written consent.
(c)Notwithstanding the foregoing, in the event that any Service is affected by the need to extend the term of BT Services, the Service Period for such Service hereunder shall (i) remain in effect hereunder for twenty-four (24) months from the Effective Date, and (ii) be subject to the Cap during such twenty-four (24) month period.

Section 7.2Termination.

(a)At any time after the Closing, Purchaser may terminate, in whole only, the provision of any Service by notifying Seller Parent in writing at least thirty (30) days (or any other period that may be set forth in the Services Letter with respect to a given Service) in advance of such termination; provided that no such notice may be given until the sixtieth (60th) day following the Closing Date. Partial reduction in the provision of any specific Service (including a portion thereof) may only be made with the prior written consent of Seller Parent, which consent shall not be unreasonably withheld, delayed or conditioned. In the event that, in accordance with the foregoing, (i) Purchaser terminates any Service in whole, or (ii) Seller Parent consents to such a partial reduction, (A) Purchaser’s obligation to pay Seller Parent shall either (x) cease for such terminated Service or (y) be reduced commensurate with the reduction (if any) in costs for Seller Parent to provide such reduced Service (or a portion thereof), respectively, and (B) if such terminated or reduced Service is an Enabling Function Service, the Cap shall be reduced proportionate to such termination or reduction, as applicable.

(b)Either Party (the “Non-Breaching Party”) may terminate this Agreement at any time upon prior written notice to the other Party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 9.15) to perform any of its material obligations under this Agreement, and such failure shall have continued without cure for a period of forty-five (45) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate the Agreement; provided that non-payment by Purchaser for a Service provided by Seller Parent in accordance with this Agreement to the extent disputed in good faith by Purchaser shall not be deemed a breach for purposes of this Section 7.2(b). For the avoidance of doubt, Purchaser’s breach of its obligations under Section 2.9 shall be deemed to be a material breach under this Agreement.

Section 7.3Survival. The following provisions shall survive termination or expiration of this Agreement: Sections 4.1, 7.2 and 7.3, Articles I, V, VI, and IX, any payment of obligations accruing hereunder prior to the expiration or termination of this Agreement, any other provision which is expressly or by implication intended to continue in force after such termination or expiration and any other provision that is necessary to interpret the respective rights and obligations of the Parties hereunder.

ARTICLE VIII
STEERING COMMITTEE; DISPUTE RESOLUTION
Section 8.1TSA Steering Committee.

(a)Promptly following the Effective Date the Parties shall establish a steering committee (the “TSA Steering Committee”), with the primary objectives of (i) providing general oversight over the provision of the Services under this Agreement and the standards to which such Services are provided; (ii) assuming overall responsibility for the handling of the effective transition of the Services to Purchaser; (iii) resolving any issues with the performance of the Services promptly after they arise; (iv) providing general oversight and review of the nature and amount of the Services and cooperation with respect to identifying any additional Services that may be required by Purchaser and any Services that are no longer required by Purchaser; and (v) undertaking such other tasks in relation to the Services as the Parties may from time to time agree.

(b)The TSA Steering Committee shall consist of a lead individual from each Party who shall represent each Party’s interests in relation to the Services (each, the “Seller Parent SteerCo Lead” and the “Purchaser SteerCo Lead” respectively, and together, the “SteerCo Leads”) and select Transition Representatives. As of the Effective Date, the Seller Parent SteerCo Lead and Purchaser SteerCo Lead are as follows:

Seller Parent SteerCo Lead	Purchaser SteerCo Lead
Paul DeBartolo (VP, Finance)	Christian Voigtlander, VP, Corporate Development

(c)The SteerCo Leads shall coordinate meetings of the TSA Steering Committee from time to time. The TSA Steering Committee shall meet on a monthly basis in such location as is reasonably convenient to each Party (including, for the avoidance of doubt, via audio or video conference) or otherwise as agreed between the Seller Parent SteerCo Lead and Purchaser SteerCo Lead. The first TSA Steering Committee meeting shall occur within two (2) weeks after the Effective Date and shall include a full review of the Services and the requirements of the Parties. The SteerCo Leads will escalate any proposed changes to the Services, the Service Fee or applicable Service period to the TSA Steering Committee for agreement by the TSA Steering Committee. The TSA Steering Committee shall endeavor to make all decisions by unanimous decision, provided that a decision between the Seller Parent SteerCo Lead and the Purchaser

SteerCo Lead shall constitute a decision of the TSA Steering Committee. Either Party may from time to time and at its sole discretion, replace any one or more of its representatives on the TSA Steering Committee (including the Seller Parent SteerCo Lead, the Purchaser SteerCo Lead and/or the Transition Representatives) with an appropriate individual, by giving notice of replacement to the other Party, provided that the Parties shall use their commercially reasonable efforts to minimize the use of this right so as not to disrupt the work of the TSA Steering Committee.

(d)In the event Purchaser desires to (i) increase the amount or scope of existing Services in accordance with Section 2.3(a), (ii) change the location of Services in accordance with Section 2.3(b), (iii) add Additional Services as permitted in accordance with Section 2.3(c); or (iv) increase the period of existing Services in accordance with Section 7.1 (each, a “Proposed Change”), it shall notify the Seller Parent SteerCo Lead of its request and such Proposed Change shall be discussed at the next convened TSA Steering Committee and further addressed in accordance with the terms of this Agreement.

Section 8.2Dispute Resolution. Prior to the initiation of legal proceedings, the Parties shall first attempt to resolve any dispute arising out of or in connection with this Agreement or the transactions contemplated hereby informally, as follows:

(a)The Parties shall first attempt in good faith to resolve all disputes on a local level, through their respective Transition Representatives, and shall attempt to initiate such efforts within two (2) Business Days after receipt of notice of any such dispute. If the Transition Representatives are unable to resolve such a dispute within fifteen (15) days, either Party may refer the dispute for resolution to the SteerCo Leads pursuant to the provisions of Section 8.2(b).

(b)Within five (5) Business Days of a notice under Section 8.2(a) referring a dispute for resolution by SteerCo Leads, the Transition Representatives (or other employees of the Parties) shall each prepare and provide to the SteerCo Leads of each Party summaries of the relevant information and background of the dispute, along with any appropriate supporting documentation. The designated SteerCo Leads will confer as often as they deem reasonably necessary in order to gather and exchange information, discuss the dispute and negotiate in good faith, in an effort to resolve the dispute without the need for any formal proceedings.

(c)If, despite such good faith negotiations, the SteerCo Leads are unable to resolve such dispute within fifteen (15) days, either SteerCo Lead shall have the right to refer such dispute to William Carapezzi (Senior Vice President, Finance & Global Operations) of Seller Parent and Scott Lamb (Chief Financial Officer) of Purchaser. In the event that any disagreement so referred is not resolved by such Persons within thirty (30) days submission of such dispute thereto, the Parties may seek any remedies to which they may be entitled in accordance with the terms of this Agreement, provided that nothing herein shall prevent either Party from initiating proceedings in accordance with this Agreement if such Party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the disagreement through negotiation or if the consummation of the transactions contemplated hereby would reasonably be expected to be delayed. In the event that any proceeding is commenced under this Section 8.2(c), the Parties agree to continue to attempt to work in good faith to resolve any disagreement according to the terms of this Section 8.2 during the course of such proceeding.

ARTICLE IX

MISCELLANEOUS

Section 9.1Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) when served by personal delivery upon the Party for whom it is intended, (b) one (1) Business Day following the day sent by overnight courier, return receipt requested, (c) when sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, or (d) when sent by e-mail, provided, that a copy of the same notice or other communication sent by email is also sent by overnight courier, return receipt requested, on the same day as such email is sent, in each case to the Person at the address, facsimile number or e-mail address set forth below, or such other address, facsimile number or e-mail address as may be designated in writing hereafter, in the same manner, by such Person:
To Seller Parent:

Pfizer Inc. 235 E. 42nd Street New York, NY 10017 Email: Attention: Executive Vice President and General Counsel
with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Email: paul.schnell@skadden.com; kenneth.wolff@skadden.com Attention: Paul T. Schnell; Kenneth M. Wolff
To Purchaser:

ICU Medical, Inc. 951 Calle Amanecer San Clemente, CA 92673 Attention: General Counsel E-mail: vsanzone@icumed.com with a copy to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attention: Charles Ruck; Thomas Christopher; Daniel Rees
E-mail: Charles.Ruck@lw.com; Thomas.Christopher@lw.com; Daniel.Rees@lw.com

Section 9.2Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller Parent, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3Assignment. Purchaser may not assign this Agreement or any rights, benefits, or obligations under or relating to this Agreement, without Seller Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned); provided that Purchaser may assign its rights and obligations under this Agreement, in whole or in part, (a) without Seller Parent’s prior consent, (i) to one or more of its Affiliates or (ii) to any Third Party which acquires or succeeds to all or substantially all of the assets of the business of Purchaser and its Affiliates to which this Agreement relates or (b) pursuant to Section 10.3(b) of the Purchase Agreement. For purposes of this Agreement, a change of control of Purchaser shall be deemed an assignment of this Agreement. Notwithstanding anything to the contrary herein, in the event that Purchaser assigns this Agreement to the extent permitted under clause (b) above, the Cap shall not apply as of and following completion of such assignment; provided, that all applicable Service Fees shall continue to apply. For clarity, Seller Parent shall have the right to assign this Agreement or any rights, benefits, or obligations under or relating to this Agreement, in each case whether by operation of law or otherwise, without Purchaser’s prior written consent. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Any attempted assignment that contravenes the terms of this Agreement shall be void ab initio and of no force or effect.

Section 9.4No Solicitation. For a period of two (2) years after the Closing Date, Purchaser shall not, and it shall cause its Affiliates not to, directly or indirectly, induce or attempt to induce any employee of Seller Parent or any of its Affiliates who has or will perform any obligations of Seller Parent pursuant to this Agreement to leave the employ of Seller Parent or any of its Affiliates for employment with Purchaser or its Affiliates, or violate the terms of their contracts, or any employment arrangements, with Seller Parent or any of its Affiliates; provided that nothing in this Section 9.4 shall restrict or preclude the rights of Purchaser and its Affiliates from (a) soliciting or hiring any employee who responds to a general solicitation or advertisement that is not specifically targeted or directed at any such employee (and nothing shall prohibit such generalized searches for employees through various means, including but not limited to, the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches, or posting searches on the internet),(b) soliciting or hiring any employee whose employment has been terminated by Seller Parent or any of its Affiliates (including through a constructive termination, if applicable) or (c) soliciting or hiring any employee described on Exhibit E if such employee, in Seller Parent’s sole discretion, is no longer engaged in providing, and will not foreseeably be providing, any Services under this Agreement.

Section 9.5Entire Agreement. This Agreement (including the Services Letter, all Exhibits, Annexes and Addendums) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for any written agreement of the Parties that expressly provides that it is not superseded by this Agreement. In the event of a conflict between the terms of this Agreement and the Purchase Agreement, the terms of this Agreement shall govern and control unless explicitly provided for otherwise in this Agreement. For clarity, all Services that are the subject of an Interim Business Agreement shall be provided under and shall be subject to the terms and conditions of this Agreement, except to the extent expressly set forth in such Interim Business Agreement.

Section 9.6Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.7Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except with respect to the Indemnified Parties solely with respect to Article V or as expressly set forth herein, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller Parent, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.8Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.

Section 9.9Governing Law; Jurisdiction.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

(b)With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”), each Party irrevocably (i) agrees and consents to be subject to the jurisdiction of the United States District Court for the Southern District of New York or, if for any reason the United States District Court for the Southern District of New York lacks subject matter jurisdiction, any New York State court sitting in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such Party. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN Section 9.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

(c)THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY WAIVE AND AGREE TO CAUSE THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

Section 9.10Counterparts. This Agreement may be executed in counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 9.11Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.12Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.13Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.14Affiliate Status. To the extent that a Party is required hereunder to take certain action with respect to entities designated in this Agreement as such Party’s Affiliates, such obligation shall apply to such entities only during such period of time that such entities are Affiliates of such Party. To the extent this Agreement requires an Affiliate of any Party to take or omit to take any action, such agreement and obligation includes the obligation of such Party to cause such Affiliate to take or omit to take such actions.

Section 9.15Force Majeure. Seller Parent shall not be liable for any failure to perform or any delays in performance, and Seller Parent shall not be deemed to be in breach or default of its obligations set forth in this Agreement, if, to the extent and for so long as, such failure or delay is due to any causes that are beyond its reasonable control and not to its fault or negligence, including, such causes as acts of God, natural disasters, fire, flood, severe storm, earthquake, civil disturbance, strike, lockout, riot, order of any court or administrative body, embargo, acts of government, war (whether or not declared), acts of terrorism, or other similar causes. For clarity, in the event of any such delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.
PFIZER INC.

By:	/s/Douglas E. Giordano
Name:	Douglas E. Giordano
Title:	Senior Vice President, Worldwide Business Development
ICU MEDICAL, INC.

By:	/s/Scott Lamb
Name:	Scott Lamb
Title:	Chief Financial Officer and Treasurer

[Signature Page]

Exhibit A

Quality and Regulatory Oversight Services

From and after the Effective Date, Purchaser shall be responsible for the quality and regulatory oversight of Hospira Infusion System Products.  In all markets other than Deferred Jurisdictions in which Seller Parent continues to hold the applicable Product Registrations, Purchaser shall be responsible for quality and regulatory activities, including, but not limited to, initial, follow-up and final field alerts, recall decisions, field actions, notification/filing to a regulatory agency of changes to any regulatory submission,  adverse event reporting and correspondence with regulatory agencies, in accordance with the following guidelines:

a.
Seller Parent shall notify Purchaser in writing within one (1) day of becoming aware of any Product defects (including those related to split lots) that could result in a Product recall or abnormal restriction on the supply of Product.

b.
Purchaser will have the sole responsibility for determining the need for recall of a Product. There shall be approved procedures for issuing field alerts, Biological Product Deviation Reports (as applicable), Product Defect Reports and recalls that address the decision making process, correspondence with regulatory agencies, management of recalls, and reconciliation of returned Product.

c.	Purchaser shall facilitate the process for determining the need to issue field alerts, Biological Product Deviation Reports, Product Defect Reports or recalls.

d.	Seller Parent shall provide assistance as necessary to provide data as requested by Purchaser to support any Product investigation.

e.	Purchaser shall issue correspondence to regulatory agencies.

f.	Purchaser shall manage recall and reconciliation of returned Product.

For Deferred Jurisdictions in which Seller Parent continues to hold the applicable Product Registration, Seller Parent shall implement the quality and regulatory decisions made by Purchaser, subject to applicable Laws and in a manner consistent with prior practice during the twelve (12) month period immediately prior to the Effective Date.

A-1

Exhibit  B
Excluded Services

(a)	Legal and Compliance (except to the extent that any Compliance activities form part of the Services set forth in the Services Letter as of the Effective Date)

(b)	All services provided pursuant to that certain Manufacturing and Supply Agreement (Purchaser as Supplier), dated as of even date herewith, by and between ICU Medical, Inc. and Pfizer Inc.

(c)	All services provided pursuant to that certain Manufacturing and Supply Agreement (Seller Parent as Supplier), dated as of even date herewith, by and between Pfizer Inc. and ICU Medical, Inc.

(d)	Preparation of external consolidated financial statements and reporting

(e)	Planning, budgeting and forecasting and management reporting (except as set forth in the Services Letter as of the Effective Date)

(f)	Statutory reporting for non-Pfizer entities

(g)	Treasury services with respect to cash management and hedging strategy/foreign exchange strategy services

(h)	Access to Seller Parent intranet, unless access to a specific site or functionality is otherwise listed in the Services Letter as of the Effective Date

(i)	Travel and expense processes for employees to be conveyed on the Closing Date

The foregoing Excluded Services shall not alter or diminish any obligation of Seller Parent or its Affiliates to provide Purchaser with factual information concerning the above matters to which Purchaser is expressly entitled under the Purchase Agreement or any Ancillary Agreement.

B-1

Exhibit C
Form of Interim Business Agreement
INSTRUCTIONS FOR USE

1.
Attached is a form Interim Business Agreement (“IBA” or this “Agreement”) providing for certain local undisclosed agency[1] and transitional import services in connection with the sale of the Hospira Infusion Systems Business (the “HIS Business”) from a legacy Hospira legal entity (“Transferor”) to an ICU Medical, Inc. entity (“Transferee” or “Principal”).

2.	The IBA is intended to serve the following purposes, to the extent needed in your market:

•
Undisclosed Agency Relationship: In many countries, Transferee will require some or all of the services contemplated by the undisclosed agency operating model. The list of undisclosed agency services appears in ARTICLE II of this form Agreement and may be revised as appropriate based upon the local operating model for your country and Transferee’s local operational capabilities. Transferor will provide the undisclosed agency services during a transition period to Transferee pursuant to the IBA until such time as the undisclosed agency services are either individually or in the aggregate terminated in accordance with ARTICLE VIII of this form Agreement.

•
Importation Services: Depending on the applicable legal and regulatory requirements in your market, and/or the supply chain contemplated by the local operating model, it is expected that Transferor (and/or the holders of applicable HIS product registrations) will provide importation services to Transferee and/or be designated as the “importer of record” in some markets.

•
Independent Contractor Services: If, in your jurisdiction, it will not be possible to transfer any or all public tender contracts, either due to contractual, regulatory or operational constraints, it is expected that the Transferor will continue to operate those public tender contracts in its own name as Principal’s contractor, but subject to the provisions of the Purchase Agreement. If you do not think this is necessary, please comment.

•
Any Other Required Designations: Your team should also consider whether it may be necessary, based upon local legal and regulatory requirements, for Transferee to designate Transferor to act on its behalf in any other capacity (i.e., in addition to acting as its agent for the services described in Section 2.2 of the IBA and/or as importer-of-record under Section 2.3 of the Form IBA) in order to implement the local operating model. Please reflect any other required designations in Article III and provide an explanation of the requirement in your mark-up.

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1 NOTE TO DRAFT: To be modified by local counsel as appropriate for agency model to be adopted in Australia, New Zealand and Canada

3.
This form Agreement should be used as a template and should only be modified to the extent necessary to (i) reflect locally applicable services, (i.e., by deleting any services listed in Article III that are not applicable to your market), and (ii) satisfy local legal, regulatory or tax requirements. In adopting this approach, our goal is to achieve a high level of conformity across all jurisdictions. Please observe the guidance set out in the drafting notes in the footnotes to this form Agreement. Please also review the form Agreement from a labor law perspective and make any changes necessary to ensure that no employment relationship would be created by the IBA. Any changes from the form should be marked in a blackline with a rationale for such changes provided in notes to the draft.

4.
The customized agreement should be submitted to the Clifford Chance Country Coordinator for your country (who will coordinate review and comment from counsel to ICU Medical, Inc.) before it is finalized and executed.

5.	Any questions regarding this form agreement should be directed to the Clifford Chance Country Coordinator for your country.

This INTERIM BUSINESS AGREEMENT (this “Agreement”), dated as of [Date], [Year], is by and between [Transferor], a [limited liability company/corporation/partnership] organized under the laws of [State/Country] (“Agent”), [[Holder of product registrations], a [limited liability company/corporation/partnership] organized under the laws of [State/Country] (“Importer”),]2      and [Transferee], a [limited liability company/corporation/partnership] organized under the laws of [State/Country] (“Principal”). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Business Transfer Agreement, the Purchase Agreement or the TSA, as applicable (each as defined below).
WHEREAS, Agent and Principal have entered into that certain Business Transfer Agreement, dated as of the date hereof (as the same may be amended or supplemented from time to time in accordance with the terms thereof, the “Business Transfer Agreement”) pursuant to which Agent has transferred all of its right, title and interest with respect to the Business to Principal;
WHEREAS, Pfizer Inc. (“Agent Parent”) and ICU Medical, Inc (“Principal Parent”), have entered into that certain Stock and Asset Purchase Agreement, dated as of October 6, 2016, as amended and restated by that certain Amended and Restated Stock and Asset Purchase Agreement dated as of January 5, 2017 (as the same may be amended or supplemented from time to time in accordance with the terms thereof, the “Purchase Agreement”);
WHEREAS, Agent Parent and Principal Parent have entered into that certain Transitional Services Agreement dated as of the date hereof (as the same may be amended or supplemented from time to time in accordance with the terms thereof, the “TSA”) pursuant to which Agent Parent has agreed to provide transitional services on behalf of Principal Parent in certain jurisdictions (including the Territory, as defined below);
WHEREAS, the Business as conducted by Agent constitutes an active and ongoing business which is being acquired by Principal through the Business Transfer Agreement;
WHEREAS, Principal intends to appoint Agent as agent to provide certain agency services on its behalf in respect of the products listed in Exhibit A (the “Products”) and the Business in [Jurisdiction] (hereinafter referred to as the “Territory”);
WHEREAS, Principal intends to appoint [Importer and/or] Agent as agent[s] to provide certain importation services in respect of the Products and the Business in the Territory[, including acting as “importer-of-record” with respect to the Products covered by the licenses, permits, certificates and other authorizations and approvals required for Principal to market products related to the Business listed in Exhibit B (the “Product Registrations”) that are held by and registered in the name[s] of [Importer and][Agent]]3 ;
_______________________
2 NOTE TO DRAFT:     To be added for countries in which other Agent-affiliated holders of products registrations are expected to perform importation services, including acting as importer-of-record.
3 NOTE TO DRAFT:     To be added for countries in which the Agent or any other holders of HIS product registrations (referred to in this Agreement as the “Importer”) will be designated as importer-of-record while some or all of the product registrations are pending transfer to or registration in the name of Transferee. If this is the case, please provide a list of the applicable product registrations.;

WHEREAS, if required by Law or Principal considers it necessary or desirable for the ongoing operation of part or all of the Business in the Territory, Principal intends to appoint Agent as independent contractor to provide certain services on its behalf in respect of certain non-transferring contracts in the Business in the Territory as listed in Exhibit C (the “Non-Transferring Contracts”);4 and
WHEREAS, notwithstanding the appointment of [Importer and] Agent as agent[s], the parties intend that all of the economic interest in respect of the Business remain with Principal to the greatest extent possible consistent with applicable Law [(and the terms of any Product Registrations)]3 such that [Importer,] Agent and Principal are placed in an economic position consistent with the transfer of the Business to Principal pursuant to the Business Transfer Agreement[, including with respect to the Product Registrations until such time as the Product Registrations are transferred to and registered in the name of Principal]3.
NOW, THEREFORE, in consideration of the transactions contemplated by the Business Transfer Agreement, the Purchase Agreement and the TSA and the covenants, promises and representations set forth herein and therein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
EFFECTIVE DATE
This Agreement shall become effective as of [Date], [Year] (the “Effective Date”).5 NOTE TO DRAFT: The Effective Date is the Closing Date for each country.

ARTICLE II

AGENCY SERVICES

Section 2.1Appointment. Principal hereby appoints Agent, and Agent agrees to act, as its agent in the Territory to provide the Agency Services (as defined in Section 2.2 of this Agreement) in respect of the Business and Principal hereby authorizes Agent to carry out the Agency Services on its behalf and for its account in accordance with the terms of this Agreement. Agent shall perform the Agency Services in respect of the Business in accordance with and subject to Principal’s general policies and instructions (and to the extent consistent in all material respects with the services performed in respect of the Business during the twelve (12) month period immediately prior to the Effective Date).
________________________
4 NOTE TO DRAFT: This model will be used if there are non-transferring public tender contracts. Delete if not applicable.
5 NOTE TO DRAFT: The Effective Date is the Closing Date for each country.

Section 2.2Agency Services. In furtherance of the appointment and grant of rights described in Section 2.1 and without limitation thereof, Agent shall have the authority to provide the following services (“Agency Services”) as agent on behalf of Principal [provided that Products to which such Agency Services relate are validly CE-marked]6:

(a)promote, sell and distribute the Products;

(b)order Inventories from suppliers;

(c)invoice customers, process rebate claims and collect cash from customers;

(d)pay for non-Product supplies purchased on behalf of Principal;

(e)negotiate and contract with any parties (whether or not resident within the Territory) in connection with the provision of the foregoing services;

(f)provide any other services in connection with the foregoing to the extent required in order to establish agency under this Agreement; and

(g)engage in any other act which is related or incidental to the Products and/or the Business or which Agent may deem reasonably necessary in connection with the provision of the services described in this Section 2.2.

Section 2.3[Undisclosed and Disclosed Agency.7 Agent may provide the Agency Services in its own name without disclosing Principal as principal. For avoidance of doubt, this provision does not restrict:

(a)Principal from disclosing to any person that it is the principal of Agent; or

(b)Agent from making this disclosure to any person in its absolute discretion.]8

ARTICLE III

IMPORTATION SERVICES

Section 3.1Appointment. Principal hereby appoints [Importer and] Agent as its agent[s] in the Territory for the importation of Products. [In addition, to the extent required or appropriate under the terms of the Product Registrations and/or applicable laws and regulations in the Territory, [Importer][Agent] shall serve as the importer-of-record in the Territory and the parties shall cause [Importer][Agent] to be shown as such on any applicable customs declarations] ([together with the immediately preceding sentence,] the
_________________________
6NOTE TO DRAFT: To be added for EU countries.

7NOTE TO DRAFT: To be modified by local counsel as appropriate for agency model to be adopted in Australia, New Zealand and Canada.

8NOTE TO DRAFT: Local counsel to consider if appropriate or if any regulatory or other risk arises as a result of disclosure.

“Importation Services” and together with the Agency Services, the “Services”).

Section 3.2Import Fees and Expenses. In connection with the Importation Services as contemplated by this ARTICLE III, Principal shall be responsible for all import fees, customs duties and other costs (including any cost incurred in purchasing the Products) (“Import Fees and Expenses”). Payment of all Import Fees and Expenses shall be satisfied by the payments made pursuant to the TSA and no additional payment shall be made in respect of the Import Fees and Expenses pursuant to this Agreement.

[ARTICLE IV9
INDEPENDENT CONTRACTOR SERVICES10
Section 4.1    Appointment. Principal hereby appoints Agent and Agent agrees to act, upon written request of the Principal, as an independent contractor in the Territory, and to the extent required in order to comply with applicable laws and regulations, as its distributor of Products, to provide the Independent Contractor Services (as defined in Section 4.2 of this Agreement), in respect of the Non-Transferring Contracts and Principal hereby authorizes Agent to carry out the Independent Contractor Services on its behalf and for its account in accordance with the terms of this Agreement. Agent shall perform the Independent Contractor Services in respect of the Non-Transferring Contracts in accordance with and subject to Principal's general policies and instructions (and to the extent consistent in all material respects with the services performed in respect of the Business during the twelve (12) month period immediately prior to the Effective Date). Principal shall supply Product to Agent and provide any other assistance or support necessary or reasonably requested by Agent in connection with the Independent Contractor Services.
Section 4.2     Independent Contractor Services. In furtherance of the appointment and grant of rights under Section 4.1, Agent shall, in accordance with Section 2.3(b) of the Purchase Agreement provide the following services (the “Independent Contractor Services” and together with the Agency Services and Importation Services, the “Services”):
(a)continue to operate the Non-Transferring Contracts and perform the supplier party's obligations and comply with the terms thereunder, in all material respects in the ordinary course of business consistent with practice as at Closing, including, where requested, to enforce the provisions of such Non-Transferring Contracts upon reasonable request of Principal;
_______________________
9 NOTE TO DRAFT: This Article IV will be used if there are non-transferring public tender contracts. Delete if not applicable. If this section is to be added, delete prior definition of "Services" and adjust the section references for following sections.

10 Note to ICU: Pfizer is not willing to enter into new public tenders on behalf of ICU (except in delayed close countries during the NEB period, provided that such agreements are freely assignable to ICU or its designee upon local close). ICU should participate in tender processes in its own name (and with support from Pfizer on order-to-cash processes during the TSA period, just as in any other customer relationship). The Independent Contractor Services are limited to contracts in existence at closing.

(b)negotiate and contract with any parties (whether or not resident in the Territory) in connection with the provision of the foregoing services; and

(c)engage in any other act which is either (i) necessary for the continued fulfilment of the Non-Transferring Contracts or (ii) reasonably requested by Principal in connection with the provision of the services described in this Section 4.2 or (iii) which the Agent may deem reasonably necessary in connection with the provision of the services described in this Section 4.2, including without limitation, the provision to the Principal of such information and documents as Principal may reasonably request in connection with the performance of the Non-Transferring Contracts and the provision of the foregoing services.]

ARTICLE IV

PAYMENT11

Section 4.1Payment for Services. Payment for Services shall be satisfied by the payments made pursuant to the TSA. For clarity, other than amounts paid pursuant to the TSA, no additional payment or compensation shall be made in respect of the provision of Services pursuant to this Agreement.

Section 4.2[VAT/GST clauses to be added, as applicable]

ARTICLE V

TITLE; RISK OF LOSS; STANDARD OF CARE; COMPLIANCE WITH LAWS

Section 5.1Title.12      The parties expressly agree that [Importer and] Agent shall obtain title to Products solely for purposes of obtaining import clearance for such Products, and that title to such Products shall pass to Principal immediately following the obtaining of such import clearance, notwithstanding any physical delivery of Products to Agent’s premises or any other location(s) designated by [Importer and] Agent. [Delivery to Agent shall be C.I.P. ________ (Incoterms 2010) [if applicable, specify any shipping and delivery terms relevant to Territory].]13

Section 5.2Risk of Loss; Storage, Transportation and Handling. [•]14.

Section 5.3Standard of Care. [Importer and] Agent shall provide the Services with reasonable skill and care. Notwithstanding the foregoing, the provision of the Services shall be consistent in all material
_______________________
11 NOTE TO DRAFT: Interaction between the IBA and the TSA is undergoing review by Pfizer/Skadden.  Additional changes to the form of IBA may be needed based on such review.

12 NOTE TO DRAFT:    Only to be added if Importer and/or Agent are expected to take title in connection with performing Importation Services.

13 NOTE TO DRAFT:    Local team to confirm/revise.

14 NOTE TO DRAFT: To be added based on global agreement between parties in TSA/LSA Addendum. Your Clifford Chance Country Coordinator will advise.

respects with the level of skill, care and service as is provided to the Business during the twelve (12) month period immediately prior to the Effective Date.

Section 5.4Compliance. The compliance obligations set forth in the provisions of Section 2.9 of the TSA shall apply to each of the parties hereto as if such provisions were part of this Agreement, with the Services (as defined herein) provided hereunder being treated as Services for purposes of such provisions.

ARTICLE VI

INTELLECTUAL PROPERTY

Section 6.1Ownership of Intellectual Property and Data.

(a)Agent or one of its Affiliates shall be the sole and exclusive owner of all Intellectual Property that it or they create under this Agreement, including any modifications to its systems and software and any Intellectual Property created in performance of its obligations hereunder. Notwithstanding anything to contrary in this Section 6.1, all data collected or created under this Agreement and on behalf of Principal shall be owned by Principal, except that Agent or one of its Affiliates shall own all data collected or created that relates to the operation of the Retained Business. For the avoidance of doubt, the foregoing shall not apply to any Intellectual Property that is transferred to Principal or its Affiliates under the terms of the Purchase Agreement.

(b)To the extent that any right, title or interest in or to any Intellectual Property vests in either Party or its Affiliates in contravention of Section 6.1(a), such Party (the “Assigning Party”) hereby assigns, and shall cause its Affiliates to assign, perpetually and irrevocably, to the other Party (the “Assignee Party”) such right, title, and interest in, to, and under such Intellectual Property free and clear of all Liens and other encumbrances without the need for further action. The Assigning Party shall, and shall cause its Affiliates to, execute any and all assignments and other documents necessary to perfect, register or record the Assignee Party’s right, title, and interest in, to, and under such Intellectual Property.

(c)Except as set forth in this ARTICLE VI, Agent, on the one hand, and Principal, on the other hand, retains all right, title and interest in and to their respective Intellectual Property, and no other license or other right, express or implied, is granted to either party or its Affiliates with respect to the other party’s or its Affiliates’ Intellectual Property under this Agreement.

Section 6.2Enabling License Grant.

(a)Principal hereby grants, and shall cause its Affiliates to grant, to Agent [and Importer] a non-exclusive, non-sublicensable, non-transferable, royalty-free and fully paid-up (subject to the terms hereof), limited license to use during the term of this Agreement any Intellectual Property owned or controlled by Principal or any of its Affiliates that is required by Agent [and Importer] and its Affiliates to perform its obligations under this Agreement, solely to the extent required to perform such obligations. In connection with any use of Trademarks under the foregoing license, Agent [and Importer] shall exercise proper quality control standards in order to protect the validity and enforceability of such Trademarks, and any such use shall inure to the benefit of Principal or a Principal Affiliate who is the Trademark owner.

(b)Agent hereby grants, and shall cause its Affiliates to grant, to Principal a non-exclusive, non-sublicensable, non-transferable, royalty-free and fully paid-up (subject to the terms hereof), limited license to use during the term of this Agreement any Intellectual Property owned or controlled by Agent or any of its Affiliates to perform its obligations under this Agreement, solely to the extent required to perform such obligations. In connection with any Trademarks under the foregoing license, Principal shall exercise proper quality control standards in order to protect the validity and enforceability of such Trademarks, and any such use shall inure to the benefit of Agent or Agent Affiliate who is the Trademark owner.

ARTICLE VII

INDEMNIFICATION AND LIMITATIONS15

Section 7.1Indemnification.

(a)Subject to the provisions of this Article VII, and notwithstanding anything to the contrary in, and without limiting the indemnification provisions set forth in the Purchase Agreement or any other Ancillary Agreement, Principal agrees to defend, indemnify, and hold harmless Agent and its Affiliates and, if applicable, their respective third party service providers, subcontractors and consultants, and its and their respective directors, officers, agents, employees, successors and assigns (each, an “Agent Indemnified Party”) from and against all Losses (as defined in the TSA) that such Agent Indemnified Party suffers or incurs, or becomes subject to, that arise from or relate to the provision or use of the Services, including any suits for injuries to or death of any Person or Persons or loss of or damage to the tangible property of any Person or Persons (including the agents and employees of the Agent Indemnified Party), except to the extent arising or resulting from (i) the gross negligence, fraud or willful misconduct by Agent or its Affiliates related to the provision of Services under this Agreement or (ii) any intentional breach by Agent or any of its Affiliates of any of its covenants, agreements or obligations under this Agreement.

(b)Subject to the provisions of this Article VII, and notwithstanding anything to the contrary in, and without limiting the indemnification provisions set forth in the Purchase Agreement or any other Ancillary Agreement, Agent agrees to defend, indemnify, and hold harmless Principal and its Affiliates and, if applicable, their respective third party service providers, subcontractors and consultants, and its and their respective directors, officers, agents, employees, successors and assigns (each, a “Principal Indemnified Party“) from and against all Losses that such Principal Indemnified Party suffers or incurs, or becomes subject to, to the extent arising or resulting from (i) the gross negligence, fraud or willful misconduct by Agent or any of its Affiliates related to the provision of or failure to provide any Services under this Agreement; or (ii) any intentional breach by Agent or any of its Affiliates of any of its covenants, agreements or obligations under this Agreement.
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15 NOTE TO DRAFT: Further revisions may be necessary based on global agreement between parties in TSA/LSA Addendum. Your Clifford Chance Country Coordinator will advise.

Section 7.2Indemnification Procedures.

(a)If any Action is instituted by or against a third party with respect to which any Party (the “Indemnified Party”) intends to claim any Loss hereunder (a “Third Party Claim”), the Indemnified Party shall promptly give written notice thereof to the other Party (the “Indemnifying Party”) indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, a copy of any documentation received from the third party, an estimate of the Losses relating thereto, and the provisions of this Agreement and/or any other agreement, instrument or certificate delivered pursuant hereto or thereto in respect of which such Loss shall have occurred. A failure by the Indemnified Party to give notice and to tender the defense of the Action in a timely manner pursuant to this Section 7.2(a) shall not limit the obligation of the Indemnifying Party under this Article VII, except (i) to the extent such Indemnifying Party is actually and materially prejudiced thereby, (ii) to the extent expenses are incurred during the period in which notice was not provided, and (iii) as provided by Section 7.3. Payments for Losses for Third Party Claims which are otherwise covered by the indemnification obligations herein shall not be required except to the extent that the Indemnified Party has expended out-of-pocket sums.

(b)Upon receipt of a notice for indemnity from an Indemnified Party pursuant to Section 7.2(a) with respect to any Third Party Claim, the Indemnifying Party under this Article VII shall have the right, but not the obligation, to assume the defense of, at its own expense and by its own counsel, any such Third Party Claim; provided that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (iii) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (iv) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim. If the Indemnifying Party shall, in accordance with the immediately preceding sentence, undertake to compromise or defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement releases the Indemnified Party in connection with such Third Party Claim and provides relief consisting solely of money damages borne by the Indemnifying Party. If the Indemnifying Party assumes the defense of the Third Party Claim, and the Third Party Claim concerns any Intellectual Property of the other Party, the Indemnifying Party shall reasonably cooperate with the Indemnified Party with respect to such aspects of the Third Party Claim that concern the ownership, validity, or enforceability of such Intellectual Property, including by not making any admission or offer of settlement in such Third Party Claim that could reasonably be expected to have prejudice or adverse effect. Notwithstanding an election of the Indemnifying Party to assume the defense of such Action, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Action.

(c)In the event any Indemnified Party has an indemnification claim against any Indemnifying Party under this Agreement that does not involve a Third Party Claim, the Indemnified Party shall so notify the Indemnifying Party promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto or thereto in respect of which such Loss shall have occurred. A failure by the Indemnified Party to give notice and to tender the conduct or defense of the Action in a timely manner pursuant to this Section 7.2(c) shall not limit the obligation of the Indemnifying Party under this Article VII, except (i) to the extent such Indemnifying Party is actually and materially prejudiced thereby and (ii) as provided by Section 7.3. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute in accordance with the terms hereof and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 9.7. Within ten (10) Business Days of the final determination of the amount of any claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the agreed claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than five (5) Business Days prior to such payment.

Section 7.3Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 7.1 shall be net of (a) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party (net of any costs of investigation of the underlying claim and collection), (b) any insurance proceeds or other cash receipts or sources of reimbursement actually received (net of any costs of investigation of the underlying claim and collection) as an offset against such Loss (each Person named in clauses (a) and (b), a “Collateral Source”), and (c) an amount equal to the net Tax benefit resulting from such Loss that is actually realized no later than the second Tax year following the Tax year of the Loss by the Indemnified Party or its Affiliates. Indemnification under this Article VII shall not be available unless the Indemnified Party first uses its reasonable best efforts to seek recovery from all Collateral Sources. The Indemnifying Party may, to the extent permitted by applicable Law, require an Indemnified Party to assign to the Indemnifying Party the rights to seek recovery pursuant to the preceding sentence (to the extent such rights are capable of assignment); provided that the Indemnifying Party shall then be responsible for pursuing such claim at its own expense; and provided, further, that the Indemnified Party shall cooperate (at the Indemnifying Party’s expense) with the Indemnifying Party to seek such recovery. If the amount to be netted hereunder from any payment required under Section 7.1(a) or Section 7.1(b) is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII had such determination been made at the time of such payment.

Section 7.4No Right of Set-Off. Neither Agent, on the one hand, nor Principal, on the other hand, shall have any right to set-off any Losses under this Article VII against any payments to be made by such Party or Parties pursuant to this Agreement.

Section 7.5Sole Remedy/Waiver. Except with respect to (i) claims arising from actual fraud and (ii) claims seeking specific performance or other equitable relief, the Parties acknowledge and agree that the remedies provided for in this Article VII shall be the Parties’ sole and exclusive remedy with respect to the subject matter of this Agreement.

Section 7.6 Other Indemnities. For clarity, this Article VII is in addition to, and not in limitation of, any indemnification provisions (including indemnification provisions with respect to this Agreement) set forth in the Purchase Agreement and any other Ancillary Agreement (as defined in the Purchase Agreement).

Section 7.7Limitation on Liability.

(a)EXCEPT WITH RESPECT TO PRINCIPAL'S INDEMNIFICATION OBLIGATIONS SET FORTH IN Section 7.1(A), IN NO EVENT SHALL ANY PARTY HAVE ANY LIABILITY TO ANOTHER PARTY FOR LOSS OF PROFIT, REVENUE OR OPPORTUNITY, DIMINUTION IN VALUE, LOSS OF GOODWILL OR CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE OR OTHER SPECIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY BREACH BY A PARTY IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT. FOR CLARITY, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE TSA, THE NET ECONOMIC BENEFIT AGREEMENT OR ANY OTHER INTERIM BUSINESS AGREEMENTS ENTERED INTO IN CONNECTION WITH THE PURCHASE AGREEMENT, THE MAXIMUM TOTAL AGGREGATE LIABILITY OF AGENT PARENT AND ITS AFFILIATES TO PRINCIPAL PARENT AND ITS AFFILIATES UNDER THIS AGREEMENT, THE TSA, THE NET ECONOMIC BENEFIT AGREEMENT AND ALL OTHER INTERIM BUSINESS AGREEMENTS ENTERED INTO IN CONNECTION WITH THE PURCHASE AGREEMENT, ON A CUMULATIVE BASIS, SHALL NOT EXCEED FIFTEEN MILLION DOLLARS ($15,000,000).

(b) EXCEPT AS EXPRESSLY PROVIDED HEREIN OR AS PROVIDED IN AND SUBJECT TO THE PURCHASE AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT (as defined in the Purchase Agreement), [IMPORTER AND] AGENT MAKE[S] NO EXPRESS REPRESENTATIONS OR WARRANTIES, AND NO REPRESENTATION OR WARRANTY SHALL BE IMPLIED UNDER THIS AGREEMENT OR AT LAW, WITH RESPECT TO THIS AGREEMENT, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED OR USED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VIII

TERMINATION

Section 8.1Term. This Agreement shall terminate upon the termination or expiration of all corresponding Services in the TSA with respect to the Territory.

Section 8.2Accrued Rights and Obligations. Termination of this Agreement shall not affect a party’s accrued rights and obligations as of the date of termination.

Section 8.3Return of Property. As soon as reasonably practicable following the termination of this Agreement, Principal shall promptly return to Agent any property of Agent and its affiliates, and Agent shall promptly return to Principal any property of Principal and its affiliates, used in connection with the performance of each party’s obligations under this Agreement.

Section 8.4Effect of Termination. Each party’s rights and obligations will cease immediately on termination of this Agreement, except that this ARTICLE VIII, together with those Sections the survival of which is necessary for the interpretation or enforcement of this Agreement, will survive termination of this Agreement and will continue in full force and effect.

ARTICLE IX

MISCELLANEOUS

Section 9.1Entire Agreement; Conflicts. Subject to the following sentence, this Agreement (including all Exhibits) shall constitute the entire agreement between Agent[, Importer] and Principal with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter, except for any written agreement of the Parties that expressly provides that it is not superseded by this Agreement. Except with respect to Section 9.7 (Governing Law; Jurisdiction), in case of any conflicts between this Agreement and the Purchase Agreement, TSA or Business Transfer Agreement, as applicable, the provisions of the Purchase Agreement, TSA or Business Transfer Agreement, respectively, shall control.

Section 9.2Amendment; Waiver. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by Agent[, Importer] and Principal, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) when served by personal delivery upon the party for whom it is intended, (b) one (1) Business Day following the day sent by overnight courier, return receipt requested, (c) when sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, or (d) when sent by e-mail, provided, that a copy of the same notice or other communication sent by email is also sent by overnight courier, return receipt requested, on the same day as such email is sent, in each case to the person at the address, facsimile number or e-mail address set forth below, or such other address, facsimile number or e-mail address as may be designated in writing hereafter, in the same manner, by such person:

If to Agent, to:
[Insert name of Agent]
[Insert address of Agent’s principal place of business]
Attention: President or Legal Director
[If to Importer, to:
[Insert name of Importer]
[Insert address of Importer’s principal place of business]
Attention: President or Legal Director]
If to Principal, to:
[Insert name of Principal]
[Insert address of Principal’s principal place of business]
Attention: President or Legal Director

Section 9.4Assignment. No party to this Agreement may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party hereto (which shall not be unreasonably withheld, delayed or conditioned); provided that (a) either party may assign or delegate any of its rights or obligations hereunder to an affiliate of such party without any such consent from the other party and (b) Principal may, subject to Section 10.3(b) of the Purchase Agreement, assign or delegate any of its rights or obligations hereunder to any third party which acquires or succeeds to all or substantially all of the assets of the business of Principal and its affiliates to which this Agreement relates. For purposes of this Agreement, a change of control of a party shall be deemed an assignment of this Agreement. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns. Any attempted assignment that contravenes the terms of this Agreement shall be void ab initio and of no force or effect.

Section 9.5Confidentiality. The confidentiality obligations set forth in the provisions of Section 6.1 of the TSA shall apply to each of the parties hereto as if such provisions were part of this Agreement.

Section 9.6Counterparts. This Agreement may be executed in counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other party, it being understood that all parties need not sign the same counterpart.

Section 9.7Governing Law; Jurisdiction.16

(a)[This Agreement is governed by and construed in accordance with the laws of [State/Country], without regard to its conflict of law rules.

(b)With respect to any suit, action or proceeding relating to this Agreement, each party hereto irrevocably agrees and consents to be subject to the jurisdiction of the [Jurisdiction].]

Section 9.8Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.9Interpretation. The Article and Section references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.10No Third Party Beneficiaries. Except with respect to the Indemnified Parties solely with respect to Article VII or as expressly set forth herein, nothing in this Agreement, express or implied, is intended to confer upon any person other than Agent[, Importer] and Principal, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.11[Language. This Agreement has been prepared and executed in both the [•] and the English languages. In case of conflict or inconsistency between the [•] and the English language versions, the English language version shall govern the interpretation and construction hereof, and for any and all other purposes, except as may be required by applicable Law.]17

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

________________________
16 NOTE TO DRAFT:    The agreement should be governed by local law and subject to the jurisdiction of local courts.

17 NOTE TO DRAFT:    Include if local law requires the agreement to be prepared in a language other than English.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.18
[Importer]

By:
Name:
Title:
[Agent]

By:
Name:
Title:
[Principal]

By:
Name:
Title:

________________________
18 NOTE TO DRAFT:    Signature formalities to be checked (e.g., notarizations/apostilles, signings locally, initialing each page, etc.).

EXHIBIT A
Products
[TO BE PROVIDED]

[EXHIBIT B]
[Product Registrations]
[TO BE PROVIDED]

[EXHIBIT C]
[Non-Transferring Contracts]
[TO BE PROVIDED]D-1

Exhibit D

Form of Joinder

By executing this joinder, the undersigned shall be deemed to be a party to that certain Transitional Services Agreement, dated as of [] (the “Agreement”) by and between [ICU Medical, Inc.] and [Pfizer Inc.] related to the services that Pfizer Inc., its Affiliates, or a third party [designated by Pfizer Inc.] shall provide to ICU Medical, Inc. and its Affiliates. The foregoing, shall entitle the undersigned to the rights, and subject the undersigned to the obligations of [Pfizer Party]/[ICU Party] as if and to the extent that such party were an original signatory to the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this joinder, as of this ___ day of [_____ , ______].

[NAME OF ENTITY]

By:______________________
Name:

D-1

Exhibit E
Excluded Non-Solicit Personnel
ANY PERSONNEL OF SELLER PARENT OR ITS AFFILIATES WHO HAS SPENT A MAJORITY OF HIS OR HER RESPECTIVE TIME WHILE UNDER THE EMPLOY OF SELLER PARENT OR ITS AFFILIATE ENGAGED IN TOOLING, ENGINEERING AND/OR OTHER RELATED TECHNICAL SUPPORT IN CONNECTION WITH QUALITY-RELATED ACTIVITIES FOR ANY OF THE PRODUCTS IN ASIA COUNTRIES INCLUDED OR IDENTIFIED IN THE SERVICES LETTER.

E-1

Addendum 1
Agency Services Addendum
This Agency Services Addendum (this “Addendum”) shall apply to those Services listed on Exhibit A to the Services Letter referenced in the Transition Services Agreement (the “Agreement”) that are designated as “GFS” services in the “Description of Services” column of Exhibit A (together with any other Services that are expressly designated in Exhibit A as being subject to this Addendum and any other Services expressly set forth in this Addendum, the “Agency Services”) and is incorporated into and made part of the Agreement with respect to such Agency Services. All capitalized terms used but not defined in this Addendum shall have the meanings ascribed to such terms in the Agreement. This Addendum supplements the Agreement, and all terms and conditions of the Agreement shall apply to the Agency Services in addition to the terms and conditions of this Addendum, except to the extent expressly set forth otherwise herein. In the event of any conflict between the terms and conditions of the Agreement and this Addendum with respect to any Agency Services, the Agreement shall control except to the extent this Addendum specifically provides that it shall apply notwithstanding anything to the contrary in the Agreement.

The terms on which Seller Parent or its applicable Affiliate shall perform the Agency Services for Purchaser or its applicable Affiliate are set out in this Addendum and such terms shall be incorporated into any Local ASA (as defined below) between the local Affiliates as required by applicable Law.

1.	Agency Services.

a.	Generally.

i.
The Agency Services will be performed in support of the planned operating model for the countries listed in Exhibit I hereto (as such exhibit may be updated by mutual written agreement of the parties from time to time, the “Agency Services Countries”). A diagram depicting the planned “undisclosed agency” operating model in certain key markets is attached as Exhibit B of the Services Letter solely for illustrative purposes; it being understood and agreed that, the Parties may agree in writing from time to time to make changes to such operating models for legal, regulatory or tax reasons associated with the Agreement, this Addendum or the provision of Agency Services hereunder. The Parties will use commercially reasonable efforts to finalize the operating models for the key markets reflected in Exhibit B of the Services Letter within thirty (30) days after the Effective Date, including cooperating to identify a mutually-acceptable means of including Purchaser BV in such models and, if no alternative solution is agreed to by the Parties, the Parties agree the operating models in Exhibit B of the Services Letter shall control.

ii.	The Agency Services will be provided only with respect to Products of the Business (as such terms are defined in the Purchase Agreement).

Addendum 1-1

iii.
For clarity, the Agency Services that Seller Parent or the applicable Affiliate of Seller Parent are authorized by Purchaser or its applicable Affiliate to perform pursuant to Section 1.b of this Addendum include the authority to:

1.	sell and distribute the Products;

2.	order Inventories from suppliers;

3.	invoice customers, process rebate claims and collect cash from customers;

4.	pay for non-Product supplies purchased on behalf of Purchaser or its applicable Affiliate;

5.	negotiate and contract with any parties (whether or not resident within the applicable Agency Services Country) in connection with the provision of the foregoing services;

6.	provide any other services in connection with the foregoing to the extent required in order to establish agency as contemplated by this Addendum; and

7.
engage in any other act which is related or incidental to the Products and/or the Business which Seller Parent or the applicable Affiliate of Seller Parent may deem reasonably necessary in connection with the provision of the foregoing services.

b.	Agency Designation; Disclosed and Undisclosed Agency; Standard of Performance.

i.
Subject to the terms and conditions of this Addendum, Purchaser, on behalf of itself and its Affiliates, hereby appoints Seller Parent or the applicable Affiliate of Seller Parent to act as its agent in the Agency Services Countries, and Seller Parent, on behalf of itself and the applicable Affiliates of Seller Parent, agrees to act as its agent in the Agency Services Countries to provide the Agency Services in respect of the Business and authorizes Seller Parent or the applicable Affiliate of Seller Parent to carry out the Agency Services on its behalf and for its account in accordance with the terms of the Agreement.

ii.
Notwithstanding the foregoing, none of Purchaser or its Affiliates appoint Seller Parent or the applicable Affiliates of Seller Parent to act as its agent in the Agency Services Countries with respect to Non-Transferring Contracts and New Public Tenders for which Seller Parent or its applicable Affiliate is performing Distribution Services under the Distribution Services Addendum of the Agreement during the term of such Distribution Services.

Addendum 1-2

iii.
To the extent permitted by applicable Laws in the applicable Agency Services Country, Seller Parent or the applicable Affiliate of Seller Parent may provide the Agency Services in its own name without disclosing Purchaser as principal. For avoidance of doubt, this provision does not restrict:

1.	Purchaser from disclosing to any person that it is the principal of Seller Parent or the applicable Affiliate of Seller Parent; or

2.	Seller Parent or the applicable Affiliate of Seller Parent from making this disclosure to any person in its absolute discretion.

iv.
Seller Parent shall, or shall cause the applicable Affiliate of Seller Parent to, perform the Agency Services in respect of the Business (A) with reasonable skill and care, and (B) in a manner consistent in all material respects with the level of skill, care and service as is provided to the Business during the twelve (12) month period immediately prior to the Effective Date.

2.
Transition of Agency Services to Purchaser. In connection with the transition of the applicable Agency Services to Purchaser and its Affiliates (or an alternate third party service provider) reasonably prior to the end of the applicable Service Period, Seller Parent shall, if reasonably requested by Purchaser, provide master data (including product master data, vendor master data, customer master data, materials master data, and employee master data) in the form and format that it exists on the Seller Parent ERP System (or in another commercially reasonable format readily convertible by Seller Parent if reasonably requested by Purchaser) related to the Business and reasonably necessary for Purchaser to set up its own systems with such data for purposes of operating the Business, and any costs and expenses of Seller Parent and its Affiliates associated therewith shall constitute and be reimbursed as Service Exit Costs under the Agreement. “Seller Parent ERP System” means those information technology systems and platforms selected by Seller Parent for use in connection with the performance of any of the Agency Services, and made available as Required Technology in accordance with Section 2.12(b) of the Agreement.

3.	Payment Terms.

a.	Payment for Agency Services shall be governed by the terms in Schedule A.

b.
Subject to the provisions of the Purchase Agreement, including but not limited to confidentiality obligations, Purchaser shall have the right to exercise its rights under Section 6.10 of the Purchase Agreement and Section 2.13 of the Agreement with respect to the calculation of payments under this Section 5.

4.	Term.

a.	Notwithstanding anything to the contrary in the Agreement, Purchaser may terminate the Agency Services on an Agency Service Country-by-Agency Service Country basis without

Addendum 1-3

cause, upon thirty (30) days prior written notice to Seller Parent. Such termination shall be effective thirty (30) days following the date of Purchaser’s notice (the “Specified Date”), subject to collection and settlement of all Accounts Receivable and Accounts Payable (as each term is defined in the Purchase Agreement) in the applicable Agency Service Country as of the Specified Date.

b.
Where Agency Services have been terminated under this Addendum in respect of an Agency Service Country where there is a Local ASA, the Parties shall procure that their relevant Affiliates shall terminate the relevant Local ASA (or relevant part of such Local ASA) with such termination to be effective on the same date the termination of the relevant Agency Service under this Addendum is effective.

5.	Local ASA.

a.
Where the Parties agree from time to time that, for legal, regulatory or tax reasons associated with the Agreement, this Addendum or the provision of Agency Services hereunder, a local agreement should be put in place in respect of a particular Agency Service Country, the Parties or their respective local Affiliates in such Agency Service Country will, if and upon agreement thereto, enter into an Interim Business Agreement, or such other additional, written ancillary agreement setting forth such additional terms and conditions applicable thereto (each, a “Local ASA”). The Local ASA are intended to implement the provision of Agency Services in the applicable Agency Service Country in compliance with the applicable Laws of such Agency Service Country.

b.
Where a Local ASA is required in accordance with Section 5(a) but has not been entered into by the Effective Date, during the time period between the Effective Date and the execution of a relevant Local ASA:

i.	subject to the remainder of this Section 5(b), the provisions of this Addendum shall apply to the relevant Affiliates of Seller Parent providing Agency Services; and

ii.
if the Parties’ Affiliates fail to enter into a Local ASA within thirty (30) days after the Effective Date (or in the case of a Deferred Closing Business (as defined in the Purchase Agreement), thirty (30) days after the last day of the calendar month after the Deferred Closing Date for the Deferred Closing Business in the relevant Agency Service Country), then the Parties shall meet to discuss and agree the measures to be taken by each Party to implement the relevant Agency Services and execute a Local ASA as soon as reasonably practicable.

c.	The Parties acknowledge and agree that each Local ASA shall be subject to and governed by the terms and conditions of the Agreement and this Addendum, and in the event of any

Addendum 1-4

conflict between the terms and conditions of any Local ASA and the Agreement or this Addendum, the Agreement or this Addendum, as applicable, shall control.

Addendum 1-5

Schedule A
Pursuant to Section 3 of this Addendum:
United States
Report: On a monthly basis, Seller Parent will send Purchaser a report no later than the 5th day of the month to reflect prior month gross-to-net sales (excluding VAT). In addition, on a monthly basis, Seller Parent will send Purchaser a monthly invoicing report no later than the 15th day of the month to reflect prior month a) gross-to-net monthly sales report (gross sales, sales deductions, and VAT/GST charged in separate lines) b) cash payments made on Purchaser’s behalf c) calculated agency fee ( to the extent required in local jurisdictions)
On a monthly basis, Seller Parent will send Purchaser a report no later than 15th day of month to reflect estimated monthly collections for current month (cash, net of sales adjustments)
Invoice: Within 5 days of delivery of the report, Purchaser will invoice Seller Parent for a) monthly sales (gross sales, and separately VAT/GST charged), b) estimated monthly collections, and c) credit notes during the month (if required)
Cash Settlement: Seller Parent/Purchaser will settle invoices monthly (incl. adjustments for sales adjustments, e.g., rebates)

•	For cash, Seller Parent to provide customer invoice aging report; as well as report to show any adjustments of cash e.g. adjustments, rebates, etc.

•	For a given month, Seller Parent will complete the associated calculations and make payment by the following month’s Workday 10
True-up: To the extent a difference in cash paid vs. collected occurs, a true-up on next month settlement will occur based on actuals
Invoice (payables, agency fees): Within 5 days of delivery of the report, Seller Parent will invoice Purchaser separately for a) cash paid by HSP/Seller Parent on behalf of Purchaser based on actual cash paid on a monthly basis; and b) agency fees, where applicable

•	For sake of clarity, agency fee will be invoiced separately
Agency Fees: Any associated agency fees to be deducted from TSA fees in global settlement
Currency: All settlements to be in USD
At no time will the costs presented here be duplicated with Agreement payments in local countries

Addendum 1-6

Outside of the United States:
Reports: On a monthly basis, Seller Parent will send Purchaser a report no later than the 5th day of the month to reflect month gross-to-net sales (excluding VAT). In addition, on a monthly basis, Seller Parent will send Purchaser a monthly invoicing report no later than the 15th day of month to reflect prior month a) gross-to-net monthly sales report (gross sales, sales deductions, and VAT/GST charged in separate lines) b) cash payments made on Purchaser’s behalf c) calculated agency fee ( to the extent required in local jurisdictions)
Invoice: Within 5 days of delivery of the monthly invoicing report, Purchaser (local affiliate) will issue invoice to Seller Parent (HSP local affiliate) for the monthly sales (gross sales, and separately VAT/GST charged), gross sales less the agency commission fee, and separately issue a credit note during the month (if required)

•	For NZ, for the sake of clarity, the agency commission/fee will be separately invoiced will be separated for agency fees and payables

•
Invoice (payables): Within 5 days of delivery of the monthly invoicing report, Seller Parent (HSP local affiliate) will issue one invoice to Purchaser (local affiliate) for the direct payments / contracts paid by HSP affiliates (on behalf of Purchaser in local jurisdiction) based on actual cash paid on a monthly basis
Cash Settlement: Seller Parent/Purchaser will settle invoices on net basis monthly in accordance with actual cash collected from customers

•	For cash settlements, Seller Parent to provide customer invoice aging report; as well as report to show any adjustments of cash e.g. adjustments, rebates, etc.

•	Seller Parent will pay monthly the actual cash received and identified during the previous accounting period as payment for customer invoices of the Business by the following month’s Workday 10

•
Agency Fees: any associated agency fees to be deducted from TSA fees in global settlement
Currency: settlements to be in Euros, except in ANZ, UK, and other jurisdictions where settlement in local currency may be required
At no time will the costs presented here be duplicated with Agreement payments in local countries

Addendum 1-7

Exhibit I
Agency Services Countries19

USA (disclosed agency model as customers will be made aware of change)
Australia
New Zealand
Germany
Netherlands (local market)
Canada (if required on termination of Canada Distribution Services Agreement)
Ireland
Belgium
UK
Spain
France
Mexico
Peru
Argentina
Colombia

_______________________
19 Italy and Brazil will have a Local ASA for order to cash services which will run from the Deferred Closing. (not undisclosed agency model as Purchaser will own legal entity).

Addendum 1-8

Addendum 2
Distribution Services Addendum
This Distribution Services Addendum (this “Addendum”) shall apply to the Distribution Services (as defined below). This Addendum supplements the Transition Services Agreement (the “Agreement”), and is incorporated into and made part of the Agreement with respect to such Distribution Services, including all capitalized terms used but not defined in this Addendum. All terms and conditions of the Agreement shall apply to the Distribution Services in addition to the terms and conditions of this Addendum, except to the extent expressly set forth otherwise herein. In the event of any conflict between the terms and conditions of the Agreement and this Addendum with respect to any Distribution Services, the Agreement shall control except to the extent this Addendum specifically provides that it shall apply notwithstanding anything to the contrary in the Agreement.

The Parties agree that the Distribution Services in the applicable country, territory or region (a “Territory”) shall apply only in the following circumstances:

•
in respect of Products sold in all Territories pursuant to customer contracts of the Business (as defined in the Purchase Agreement) (including public tenders and certain Retained Shared Customer Contracts that are intended to be separated in accordance with Section 6.26 of the Purchase Agreement) that are not transferring from Seller Parent or its Affiliate to Purchaser or its Affiliate on the Closing Date but that are contemplated to be transferred to Purchaser or its Affiliates, in whole or in part, pursuant to the terms of the Purchase Agreement (“Non-Transferring Contracts”), solely until such time as each such contract is transferred to Purchaser or its Affiliates in accordance with the terms hereof;

•
subject to Section 1(a)(ii), in respect of Products sold pursuant to new public tenders of the Business entered into in respect of Products sold in Spain (“New Public Tenders”), prior to the Spain Regulatory Qualification Date.

For purposes of this Addendum, “Spain Regulatory Qualification Date” shall mean the earliest date on which (1) Purchaser has established a legal entity in Spain that is legally authorized to operate the Non-Transferring Contracts and New Public Tenders in Spain and (2) the transfer of all Product Registrations for the Products sold in Spain as of the Effective Date from Seller Parent and its Affiliates to Purchaser or its Affiliate in Spain has been completed.

The terms on which Seller Parent or its applicable Affiliate shall perform the Distribution Services for Purchaser or its applicable Affiliate are set out in this Addendum and such terms shall be incorporated into any Local DSA (as defined below) between the local Affiliates as required by applicable Law. The Parties acknowledge and agree that this Addendum and the Distribution Services shall exclude (i) distribution and other activities in respect of Products sold in Canada and such services shall be handled in that certain Canada Distribution Services Agreement, to be entered into between Hospira Healthcare Corporation and ICU Medical Canada, Inc. on or about the date hereof pursuant to Section 6, (ii) distribution and other activities in respect of Products sold into export markets from the Netherlands and such services shall be handled in the International Distribution Services Agreement to be entered into between Hospira Netherlands B.V. and

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ICU Medical B.V. pursuant to Section 6, and (iii) any Deferred Jurisdiction prior to the Deferred Closing Date for such Deferred Jurisdiction.

1.	Distribution Services.

a.
The “Distribution Services” shall consist of certain commercial and distribution services set forth in Section 1(b) in respect of the Products in the circumstances set out above in the Territory (each country in which Distribution Services are provided being referred to herein as a “Distribution Services Country”, as contemplated by the Parties in Exhibit I, as such exhibit may be changed by advance written agreement of the Parties from time to time). A diagram depicting the planned “distribution” operating model is attached as Exhibit C of the Services Letter solely for illustrative purposes; it being understood and agreed that, the Parties may agree in writing from time to time to make changes to such operating model for legal, regulatory or tax reasons associated with the Agreement, this Addendum or the provision of Distribution Services hereunder. The Parties will use commercially reasonable efforts to finalize the operating model reflected in Exhibit C of the Services Letter within thirty (30) days after the Effective Date and, if no alternatives are agreed to by the Parties, the Parties agree the operating models in Exhibit C of the Services Letter shall control.

b.	Seller Parent shall (or shall cause its applicable Affiliates to):

i.continue to operate each Non-Transferring Contract, and operate any New Public Tenders, and perform the supplier party’s obligations and comply with the terms thereunder, in each case in all material respects in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to enforce the provisions of such Non-Transferring Contracts and New Public Tenders, if applicable, upon reasonable request of Purchaser or its applicable Affiliate and at Purchaser’s cost, provided that taking such enforcement actions would not reasonably be expected to result in any material adverse impact on the Seller Parent, its Affiliates or the Retained Business;

ii.participate in New Public Tenders in Spain in its name on Purchaser or its applicable Affiliates’ behalf, provided that such New Public Tender can be assigned or otherwise transferred to Purchaser or its applicable Affiliate without consent of the applicable Governmental Authority or counterparty upon termination of this Addendum or the applicable Interim Business Agreement, and provided, further, that Purchaser and its Affiliates are using commercially reasonable efforts to promptly obtain all such required Governmental Authorizations; and

iii.to the extent not already in the possession or control of Purchaser or its Affiliates, provide to Purchaser or its applicable Affiliate such information and documents as Purchaser or its applicable Affiliate may reasonably request in

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connection with the performance of the Non-Transferring Contracts and New Public Tenders and the provision of the foregoing Distribution Services.

c.
With respect to any Distribution Services in a Territory, Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) establish the facilities, operations and resources and obtain any Governmental Authorizations, necessary consents, contracts and approvals as may be required for Purchaser or its Affiliate to enter into and perform under customer contracts in its own name and perform all the Distribution Services required in each Territory for itself, and (ii) establish a legal entity that is legally authorized to operate the Non-Transferred Contracts and New Public Tenders in Spain as promptly as practicable.

2.	Non-Transferring Contracts and New Public Tenders.

a.
Each of Seller Parent and Purchaser shall, or shall cause its applicable Affiliate to, use its commercially reasonable efforts to separate or transfer each Non-Transferring Contract and each New Public Tender, as applicable, in consultation with the other Party, in each case solely to the extent such Non-Transferring Contract or New Public Tender can be separated or transferred in accordance with its terms or under applicable Laws. In addition, Purchaser shall, or shall cause its applicable Affiliate, to execute any amendments or amended and restated Contracts or any other documents reasonably necessary in order to memorialize the separation or transfer of such Non-Transferring Contracts and New Public Tenders, as applicable, pursuant to which the rights, benefits, obligations and liabilities relating to the Business under such Non-Transferring Contracts and New Public Tenders are conveyed, assigned and transferred to Purchaser or its Affiliate, and the rights, benefits, obligations and liabilities relating to the Retained Business under such Non-Transferring Contracts and New Public Tenders are retained by Seller Parent or its applicable Affiliates, in each case, as of the applicable separation or transfer date.

b.
In connection with the separation or transfer of any such Non-Transferring Contracts and New Public Tenders, Seller Parent and Purchaser shall, and shall cause their respective Affiliates to, work in good faith to avoid or otherwise minimize any payments (for amendment, termination, separation or otherwise) that are required to be made to any third party that is a party to any such Contract under the terms thereof. Notwithstanding the foregoing, the Parties understand and agree that any such payments shall be split in accordance with Section 2.3 of the Purchase Agreement.

3.	Appointment.

a.	Purchaser, on behalf of itself and its Affiliates, hereby appoints Seller Parent or the applicable Affiliate of Seller Parent, as Purchaser’s or its applicable Affiliate’s service

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provider in the applicable Distribution Services Country to provide the Distribution Services in respect of the Business, and Purchaser, on behalf of itself and its Affiliates, and hereby authorizes Seller Parent or the applicable Affiliate of Seller Parent, to carry out the Distribution Services on its behalf and for its account in accordance with the terms of this Addendum.

b.
Purchaser or its applicable Affiliate shall supply Product to Seller Parent or its applicable Affiliate and provide any other assistance or support necessary or reasonably requested by Seller Parent or its applicable Affiliate in connection with the Distribution Services.

c.
The Parties shall ensure that, to the extent necessary under applicable Law for purposes of providing the Distribution Services, title to the Products will transfer from Purchaser or its applicable Affiliate to Seller Parent or its applicable Affiliate prior to supplying the end customer.

4.	Term and Termination.

a.
Except as expressly provided herein, unless earlier terminated by either Party in accordance with Section 7.2 of the Agreement, the term of the Distribution Services hereunder shall continue until, as applicable, the earliest of (i) the expiration or termination of the Agreement, (ii) in respect of any Non-Transferring Contract or New Public Tender, until the effective date of separation or transfer of the applicable Non-Transferring Contract or New Public Tender (the “Distribution Service Period”) and (iii) in respect of any Distribution Services Country, until the last Non-Transferring Contract or New Public Tender has been separated or transferred (“Country Distribution Service Period”).

b.
Within thirty (30) days after the expiration of the Country Distribution Services Period for a particular Distribution Services Country, legal title in the Inventory (as defined in the Purchase Agreement) in which Seller Parent’s Affiliate in such Distribution Services Country holds legal title at the end of such Country Distribution Services Period shall be sold to Purchaser or its applicable Affiliate or a designated third party, as the case may be.

c.
Where Distribution Services have been terminated under this Addendum in respect of a Distribution Services Country where there is a Local DSA, the Parties shall procure that their relevant Affiliates shall terminate the relevant Local DSA (or relevant part of such Local DSA) with such termination to be effective on the same date the termination of the relevant Distribution Service under this Addendum is effective.

5.	Payment Terms.

a.	Payment for Distribution Services shall be governed by the terms in Schedule A.

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b.
Subject to the provisions of the Purchase Agreement, including but not limited to confidentiality obligations, Purchaser shall have the right to exercise its rights under Section 6.10 of the Purchase Agreement and Section 2.13 of the Agreement with respect to the calculation of payments under this Section 5.

6.	Local DSA.

a.
Where the Parties agree from time to time that, for legal, regulatory or tax reasons associated with the Agreement, this Addendum or the provision of Distribution Services hereunder, a local agreement should be put in place in respect of a particular Distribution Services Country, the Parties or their respective local Affiliates in such Distribution Services Country will, if and upon agreement thereto, enter into an Interim Business Agreement, or such other additional, written ancillary agreement setting forth such additional terms and conditions applicable thereto (each, a “Local DSA”). The Local DSA are intended to implement the provision of Distribution Services in the applicable Distribution Services Country in compliance with the applicable Laws of such Distribution Services Country.

b.
Where a Local DSA is required in accordance with Section 6(a) but has not been entered into by the Effective Date, during the time period between the Effective Date and the execution of a relevant Local DSA:

i.	subject to the remainder of this Section 6(b), the provisions of this Addendum shall apply to the relevant Affiliates of Seller Parent providing Distribution Services; and

ii.
if the Parties’ Affiliates fail to enter into a Local DSA within thirty (30) days after the Effective Date (or in the case of a Deferred Closing Business, thirty (30) days after the last day of the calendar month after the Deferred Closing Date for the Deferred Closing Business in the relevant Distribution Services Country), then the Parties shall meet to discuss and agree the measures to be taken by each Party to implement the relevant Distribution Services as soon as reasonably practicable.

c.
The Parties acknowledge and agree that each Local DSA shall be subject to and governed by the terms and conditions of the Agreement and this Addendum, and in the event of any conflict between the terms and conditions of any Local DSA, on the one hand, and the Agreement or this Addendum, on the other hand, the Agreement or this Addendum, as applicable, shall control.

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Schedule A

Distribution Services Fee

Pursuant to Section 5 of this Addendum:
Report: On a monthly basis, Seller Parent will send Purchaser a report no later than the 5th day of the month to reflect prior month gross-to-net sales (excluding VAT). In addition, on a monthly basis, Seller Parent will send Purchaser a monthly invoicing report no later than the 15th day of the month to reflect prior month a) gross-to-net monthly sales report (gross sales, sales deductions, and VAT/GST charged in separate lines) b) cash payments made on Purchaser’s behalf c) calculated distribution fee to the extent required in local jurisdictions.
Invoice: Within 5 days of delivery of the monthly invoicing report, Purchaser (local affiliate) will issue invoice to Seller Parent (HSP local affiliate) for the monthly sales (gross sales, and separately VAT/GST charged); and separately issue a credit note for the credit notes during the month (if required) (Note: This will be in addition to any invoice issued in a month under the Agency model to the extent relevant)
Invoice (payables, distribution fees): Within 5 days of delivery of the report, Seller Parent (HSP local affiliate) will issue two separate invoices to Purchaser (local affiliate) for a) direct payments / contracts paid by HSP affiliate (on behalf of Purchaser in local jurisdiction); and b) distribution fees, where applicable

•	For the sake of clarity, the distribution fee will be invoiced separately

Cash Settlement: Seller Parent/Purchaser will settle invoices on net basis monthly in accordance with actual cash collected from customers

•	For cash settlements, Seller Parent to provide customer invoice aging report; as well as report to show any adjustments of cash e.g. adjustments, rebates, etc.

•	For a given month, Seller Parent will complete the associated calculations and make payment by the following month’s Workday 10 (to be confirmed)

Distribution Fees: any associated agency fees to be deducted from TSA fees in global settlement
Currency: settlements to be in USD for US, and Euros for the rest of the world, except in ANZ, UK, and other jurisdictions where settlement in local currency may be required
At no time will the costs presented here be duplicated with Agreement payments in local countries

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Exhibit I
Distribution Services Countries
Ireland
Belgium
UK
Spain (from and after Deferred Closing)
France (from and after Deferred Closing)
Mexico (from and after Deferred Closing)
Peru (from and after Deferred Closing)
Argentina (from and after Deferred Closing)
Colombia (from and after Deferred Closing)

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Addendum 3
Logistic Services Addendum
This Logistics Services Addendum (this “Addendum”) shall apply solely to those Services listed on Exhibit A to the Services Letter referenced in the Transition Services Agreement (the “Agreement”) that are designated as “Logistics” in the “Services” column of Exhibit A, as well as any other Services expressly designated in such Exhibit A as being subject to this Addendum (the “Designated Logistics Services”), and is incorporated into and made part of the Agreement with respect to the Logistics Services. All capitalized terms used but not defined in this Addendum shall have the meanings ascribed to such terms in the Agreement. This Addendum supplements the Agreement, and all terms and conditions of the Agreement shall apply to the Logistics Services in addition to the terms and conditions of this Addendum, except to the extent expressly set forth otherwise herein. In the event of any conflict between the terms and conditions of the Agreement and this Addendum with respect to any Logistics Services, the Agreement shall control except to the extent this Addendum specifically provides that it shall apply notwithstanding anything to the contrary in the Agreement.

The terms on which Seller Parent or its applicable Affiliate shall perform the Logistics Services for Purchaser or its applicable Affiliate are set out in this Addendum and such terms shall be incorporated into any Local LSA (as defined below) between the local Affiliates as required by applicable Law.

1.
Logistics Products. The Logistics Services will be provided only with respect to Products of the Business (as such terms are defined in the Purchase Agreement), to the extent sold by the Business and transacted through Seller Parent’s facilities and/or distribution network and the Seller Parent ERP System, that are involved in providing the Logistics Services (the “Logistics Products”). “Seller Parent ERP Systems” means those information technology systems and platforms selected by Seller Parent for use in connection with the performance of any of the Logistics Services, and made available as Required Technology in accordance with Section 2.12(b) of the Agreement.

2.	Services.

a.	Generally.

i.	The “Logistics Services” shall consist of the Designated Logistics Services, including Third Party Logistics Services (as defined in Section 2(b)(i)).

ii.	The “Logistics Services Country(ies)” means the countries in which the Logistics Services will be provided under this Addendum.

iii.
Subject to the terms and conditions of this Addendum, Purchaser, on behalf of itself and its Affiliates, hereby appoints (A) with respect to each Third Party Logistics Service, the applicable Logistics Contractor (as defined in Section 2(b)(i))

Addendum 3-1

providing such Third Party Logistics Service, and (B) with respect to each Logistics Service other than a Third Party Logistics Service, Seller Parent or the applicable Affiliate of Seller Parent, in each case as its third party logistics services provider with respect to such Logistics Services for the Logistics Products in the Logistics Services Countries.

b.	Third Party Logistics Services.

i.
Purchaser acknowledges and agrees that, notwithstanding anything to the contrary in the Agreement, (A) all Logistics Services involving third party facilities or services (the “Third Party Logistics Services”) may be provided by the applicable third party contractors (the “Logistics Contractors”) and shall be subject to the terms and conditions of the applicable third party contracts (the “Third Party Logistics Contracts”), (B) Seller Parent and its Affiliates shall not be liable for any Losses borne by Purchaser or its Affiliates that result from any Third Party Logistics Services, except solely as and to the extent that Seller Parent or such Affiliate recovers monetary compensation or reimbursement for such Losses under the applicable Third Party Logistics Contracts, it being understood that Seller Parent or such Affiliate shall, at Purchaser’s cost, use commercially reasonable efforts to recover such compensation or reimbursement under and pursuant to the terms and conditions of such Third Party Logistics Contracts, and Purchaser shall reasonably cooperate therewith, (C) Purchaser shall comply with all obligations under and promptly perform any tasks reasonably requested in connection with any Third Party Logistics Contract to the extent permitted thereunder, it being understood and agreed that a copy of such Third Party Logistics Contract (which may be redacted by Seller Parent to omit confidential information unrelated to the Logistics Services) will be provided by Seller Parent to Purchaser reasonably promptly upon Purchaser’s request therefor, and (D) Seller Parent shall perform its contractual obligations under the Third Party Logistics Contracts in all material respects and use commercially reasonable efforts to exercise or enforce its contractual rights under the applicable Third Party Logistics Contracts, including to make, at Purchaser’s cost, any such claims under any such Third Party Logistics Contract with respect to any damage, theft or other loss of any Logistic Product covered thereunder, and Purchaser shall reasonably cooperate therewith, in each case, except to the extent that Seller Parent is unable to do so as a result of Purchaser’s failure to comply with the obligations set forth in clause (C) above. For the avoidance of doubt, the assignment of any Third Party Logistics Contract to Purchaser shall not affect the obligations of the Parties with respect to any Third Party Logistics Services that are expressly intended to survive such assignment.

ii.
Without limiting the foregoing, if, at any time during the Term, the Parties mutually agree in writing to transition a Third Party Logistics Service in any Logistics Services Country from the applicable Third Party Logistics Contract of Seller Parent or any of its Affiliates to a new Contract between Purchaser or its Affiliates and the Logistics Contractor that is a party thereto or another third party service provider therefor (each such Contract, a “Purchaser Third Party Logistics Contract”), (A) Seller Parent shall reasonably cooperate with Purchaser to effectuate such transition, (B) such Third Party Logistics Service shall cease to be a Third Party Logistics Service with respect to such Logistics Services Country as of

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the effective date of such Purchaser Third Party Logistics Contract and (C) neither Party shall have any rights or obligations hereunder with respect to, and Purchaser shall be solely responsible for, the activities performed pursuant to such former Third Party Logistics Service in such Logistics Services Country from and after such effective date of such Purchaser Third Party Logistics Contract, without limiting any rights or remedies accruing under the applicable Third Party Logistics Contract prior thereto. For clarity, any costs and expenses of Seller Parent and its Affiliates associated with any such transition shall constitute and be reimbursed as Service Exit Costs under the Agreement.

iii.
Seller Parent shall use commercially reasonable efforts to facilitate Purchaser’s exercise of any rights of inspection or audits of the facilities covered by any Third Party Logistics Contract that are permitted by the terms of such Contract; it being understood and agreed that Purchaser’s ability to conduct any such inspection or audit shall be subject to the terms of the relevant Third Party Logistics Contract and/or the consent of the applicable Logistics Contractor and that Seller Parent shall have no obligation to make any payments or otherwise bear any costs associated with any such inspection or audit or consent therefor.

3.
Volume Restrictions. With respect to any warehousing and distribution Logistics Services, Purchaser shall be subject to such volume restrictions as may be provided under the applicable Third Party Logistics Contracts and in accordance with the volume levels consistent with the twelve (12) month period immediately prior to the Effective Date.

4.	Risk of Loss.

a.	As between Purchaser and Seller Parent:

i.
Without limiting Section 2(b)(i), Purchaser bears risk of loss if any Logistics Product is damaged, lost or stolen at any time in connection with any Logistics Services or otherwise, including while it is in any warehouse owned or controlled by Seller Parent or its Affiliate or otherwise in the possession or control of Seller Parent or its Affiliates in connection with performance of a Logistics Service; provided, however, that notwithstanding the foregoing, Seller Parent shall be liable for any Logistics Products that are damaged, lost or stolen solely to the extent that such damage, theft or loss to the extent results from Seller Parent’s or any of its Affiliate’s gross negligence or willful misconduct while such Logistics Product is in

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the possession and control of Seller Parent or its Affiliates in connection with performance of a Logistics Service.

ii.
Notwithstanding anything to the contrary herein, for clarity, Purchaser bears all risk of loss for any Logistics Product to the extent not expressly allocated to Seller Parent under the foregoing clause (i) of this Section 4(a).

b.	For clarity, as between Purchaser and Seller Parent, Purchaser bears all risk of loss for any Logistics Product while it is in transit.

5.	Local LSA.

a.
Where the Parties agree from time to time that, for legal, regulatory or tax reasons associated with the Agreement, this Addendum or the provision of Logistics Services hereunder, a local agreement should be put in place in respect of a particular Logistics Service Country, the Parties or their respective local Affiliates in such Logistics Service Country will, if and upon agreement thereto, enter into an Interim Business Agreement, or such other additional, written ancillary agreement setting forth such additional terms and conditions applicable thereto (each, a “Local LSA”). The Local LSA is intended to implement the provision of Logistics Services in the applicable Logistics Service Country in compliance with the applicable Laws of such Logistics Service Country.

b.
Where a Local LSA is required in accordance with Section 6(a) but has not been entered into by the Effective Date, during the time period between the Effective Date and the execution of a relevant Local LSA:

i.	subject to the remainder of this Section 6(b), the provisions of this Addendum shall apply to the relevant Affiliates of Seller Parent providing Logistics Services; and

ii.
if the Parties’ Affiliates fail to enter into a Local LSA within thirty (30) days after the Effective Date (or in the case of a Deferred Closing Business (as defined in the Purchase Agreement), thirty (30) days after the last day of the calendar month after the Deferred Closing Date for the Deferred Closing Business in the relevant Logistics Service Country), then the Parties shall meet to discuss and agree the measures to be taken by each Party to implement the relevant Logistics Services as soon as reasonably practicable.

c.
The Parties acknowledge and agree that each Local LSA shall be subject to and governed by the terms and conditions of the Agreement and this Addendum, and in the event of any conflict between the terms and conditions of any Local LSA and the Agreement or this Addendum, the Agreement or this Addendum, as applicable, shall control.

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